UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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National Instruments Corporation

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NATIONAL INSTRUMENTS CORPORATION

Notice of 2018 Annual Meeting of Stockholders

Date and Time:	Tuesday, May 8, 2018 9:00 A.M., local time

Place:	NI’s principal executive offices 11500 North Mopac Expressway, Building C Austin, Texas 78759

Business:	1. To elect each of Charles J. Roesslein, Duy-Loan T. Le, and Gerhard P. Fettweis to the Board of Directors for a term of three years.

2. To ratify the appointment of Ernst & Young LLP as NI’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

3. To consider and approve an advisory (non-binding) proposal concerning our executive compensation program.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date:	Only stockholders of record at the close of business on March 9, 2018, are entitled to receive notice of and to vote at the meeting.

Voting By Proxy:

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received in the mail. If you received a paper copy of a proxy card by mail in response to your request for a hard copy of the proxy materials for the Annual Meeting, you may also vote by Internet, telephone, or by completing, signing and dating your proxy card and mailing it in the postage-prepaid envelope enclosed for that purpose, in each case by following the instructions on the proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or the proxy card if you received a paper copy of the proxy materials.

Stockholders attending the Annual Meeting may vote in person even if they have submitted a proxy. However, if you have submitted a proxy and wish to vote at the Annual Meeting, you must notify the inspector of elections of your intention to revoke the proxy you previously submitted and instead vote in person at the Annual Meeting. If your shares are held in the name of a broker, trustee, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm you are entitled to vote the shares.

Sincerely,

/s/ David G. Hugley

Vice President, General Counsel, Secretary

March 29, 2018

PROXY STATEMENT

NATIONAL INSTRUMENTS CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of National Instruments Corporation, a Delaware corporation (“NI”), has made proxy materials available to you on the Internet or, upon your request, has delivered printed versions of proxy materials to you by mail, in connection with the Board’s solicitation of proxies for use at NI’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 8, 2018, at 9:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at NI’s principal executive offices at 11500 North Mopac Expressway, Building C, Austin, Texas 78759. NI’s telephone number is (512) 338-9119.

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), NI is now furnishing proxy materials to NI’s stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about March 29, 2018.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” notices of Internet availability of proxy materials, proxy statements and annual reports. This means that only one (1) copy of the Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders living in the same household. We will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials to any stockholder who contacts our investor relations department at 11500 North Mopac Expressway, Austin, Texas 78759-3504, (512) 683-8092, requesting such copies. If stockholders living in the same household are receiving multiple copies of the Notice of Internet Availability of Proxy Materials or the printed versions of such other proxy materials and would like to receive a single copy of these documents in the future, the stockholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of any of these documents.

Record Date; Outstanding Shares

Stockholders of record at the close of business on March 9, 2018 (the “Record Date”) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 131,203,627 shares of NI’s common stock, $0.01 par value, were issued and outstanding.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors in Proposal One, each stockholder will be entitled to vote for three nominees and the three nominees with the greatest number of votes will be elected. However, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. See “Proposal One: Election of Directors—Vote Required; Recommendation of Board of Directors” for additional information on these guidelines.

The affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting will be required to approve Proposals Two and Three.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote on the Internet, by telephone or, if you received a paper copy of the proxy materials, by completing, signing and mailing the proxy card enclosed therewith in the postage-prepaid envelope provided for that purpose. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or the proxy card if you received a paper copy of the proxy materials.

The cost of this solicitation will be borne by NI. NI may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of NI’s directors, officers and other employees, without additional compensation, personally, by telephone or by email.

Treatment of Abstentions and Broker Non-Votes

Abstentions will be counted for purposes of determining (i) either the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have no effect on the election of directors in Proposal One, and abstentions will have the same effect as a vote against Proposals Two and Three.

While broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of the voting on Proposals One, Two or Three.

A broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the ratification of our independent registered public accounting firm in Proposal Two), or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Revocability of Proxies

Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by entering a new vote by Internet or by telephone or by delivering a written notice of revocation to the Secretary of NI or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and vote in person at the Annual Meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders of NI may submit proper proposals for inclusion in NI’s Proxy Statement and for consideration at the annual meeting of stockholders to be held in 2019 by submitting their proposals in writing to the Secretary of NI in a timely manner. In order to be considered for inclusion in NI’s proxy materials for the annual meeting of stockholders to be held in 2019, stockholder proposals must be received by the Secretary of NI no later than November 29, 2018, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, NI’s bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in NI’s Proxy Statement. For director nominations or other business to be properly brought before NI’s 2019 annual meeting by a stockholder, such stockholder must deliver written notice to the Secretary of NI at NI’s principal executive office no later than January 28, 2019 and no earlier than December 29, 2018. If the date of NI’s 2019 annual meeting is advanced or delayed by more than 30 calendar days from the first anniversary date of the 2018 Annual Meeting, your notice of a proposal will be timely if it is received by NI by the close of business on the later of (i) the 90th day prior to the 2019 annual meeting and (ii) the 10th day following the day NI first publicly announces the date of the 2019 annual meeting.

The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2019 annual meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of NI. All notices of proposals and director nominations by stockholders should be sent to National Instruments Corporation, 11500 North Mopac Expressway, Building C, Austin, Texas 78759, Attention: Corporate Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

NI’s Board of Directors is divided into three classes, with the term of the office of one class expiring each year. The authorized number of directors which constitutes the entire Board of Directors is currently eight, with two directors in Class I, three directors in Class II, and three directors in Class III.

The terms of office of Class III directors Mr. Charles J. Roesslein, Ms. Duy-Loan T. Le, and Dr. Gerhard P. Fettweis will expire at the 2018 annual meeting. NI’s Board of Directors has nominated Mr. Charles J. Roesslein, Ms. Duy-Loan T. Le, and Dr. Gerhard P. Fettweis for election at the Annual Meeting as Class III directors to serve for a term of three years. The terms of office of Class I directors Dr. James J. Truchard and Mr. John M. Berra will expire at the 2019 annual meeting. The terms of office of Class II directors Mr. Jeffrey L. Kodosky, Mr. Michael E. McGrath, and Mr. Alexander M. Davern will expire at the 2020 annual meeting.

Under the listing requirements of the Nasdaq Stock Market (“Nasdaq”), a majority of the Board of Directors must be comprised of independent directors. The Board of Directors has determined that each of Mr. Roesslein, Ms. Le, Mr. Berra, Mr. McGrath, and Dr. Fettweis is independent under applicable Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

Vote Required; Recommendation of Board of Directors

The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. Cumulative voting is not permitted by NI’s Certificate of Incorporation.

Under NI’s Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. In such event, the Nomination and Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withheld” votes. In making this recommendation, the Nomination and Governance Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders “withheld” votes for election from such director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to NI, whether by accepting such resignation NI will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of NI and its stockholders.

The Board will promptly act on the Nomination and Governance Committee’s recommendation no later than 90 days following its receipt of such recommendation. In considering the Nomination and Governance Committee’s recommendation, the Board will consider the factors considered by the Nomination and Governance Committee and such additional information and factors the Board believes to be relevant.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for NI’s nominees named below. If any nominee of NI is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board Of Directors unanimously recommends a vote “FOR” the nominees listed below.

Nominees for Election at the Annual Meeting

The Nomination and Governance Committee, consisting solely of independent directors as determined under applicable Nasdaq listing standards, recommended the three individuals set forth in the table below for nomination by our full Board of Directors. Based on such recommendation, our Board of Directors nominated such directors for election at the Annual Meeting. The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, current principal occupation and business experience.

Charles J. Roesslein, 69 - Director since July 2000; Former Chief Executive Officer of Austin Tele-Services, LLC.

Business Experience: Mr. Roesslein was the co-founder and Chief Executive Officer of Austin Tele-Services, LLC, which is in the secondary market for telecom and IT assets, from 2004 until 2016 when his interests were sold. During 2000, Mr. Roesslein served as the Chairman of the Board of Directors and President of Prodigy Communications Corporation, an internet service provider. He served as President of SBC-CATV, a cable television service provider, from 1999 until 2000, and as President of SBC Technology Resources, the applied research division of SBC Communications Inc., from 1997 until 1999. Prior to 1997, Mr. Roesslein served in executive officer positions with SBC Communications, Inc. and Southwestern Bell. Mr. Roesslein holds a bachelor’s degree in Mechanical Engineering from the University of Missouri-Columbia and a master’s degree in Finance from the University of Missouri-Kansas City. Mr. Roesslein is currently a director of Atlantic Tele-Network, Inc., a publicly traded company.

The Board concluded that Mr. Roesslein should be nominated and serve as a director because he brings a wealth of financial and executive experience to the Board including extensive experience in the development of large accounts while serving Southwestern Bell Corporation’s customers. He also has a strong financial background, having served as Vice President and Chief Financial Officer of Southwestern Bell Publications and as Vice President and Chief Financial Officer of Southwestern Bell Telephone Company. Mr. Roesslein has an extensive high level background in the telecom industry and in telecom technologies. He serves as a member of the Audit Committee and a member of the Nomination and Governance Committee.

Duy-Loan T. Le, 55 - Director since September 2002; Former Senior Fellow of Texas Instruments, Inc.

Business Experience: Ms. Le retired in July 2017 from Texas Instruments Inc. (“TI”), one of the leading semiconductor companies in the world. Ms. Le was elected Senior Fellow in 2002 and is the only woman in TI’s history elected to this highest Fellow rank. She has held various leadership positions at TI, including Advanced Technology Ramp Manager for the Embedded Processing Division and worldwide project manager for the Memory Division. While at TI, Ms. Le has led all aspects of execution for advanced technology nodes, including silica technology development, design, assembly and test, productization, qualification, release to market, high volume ramp, and quality and reliability assurance. She has experience opening international offices and developing engineering talent for the TI business. Ms. Le has been awarded 24 patents. She holds a bachelor’s degree in Electrical Engineering from the University of Texas at Austin (“UT Austin”) and a master’s degree in Business Administration from the Bauer College of Business at the University of Houston. Ms. Le is currently a director of Ballard Power Systems, a publicly traded company.

The Board concluded that Ms. Le should serve as a director because she has extensive experience managing platform-based product development and is a results-oriented and highly accomplished technology executive with extensive experience in various aspects of semiconductor design and manufacture, including operations, research and development, product launch, customer interfacing, foundry partnership, and supply chain management while at TI. She also managed global R&D centers for TI, and these centers span multiple countries, disciplines, businesses, and organizations across TI. She has over 20 years of process manufacturing experience. These skills and knowledge are relevant for NI’s business. She serves as a member of the Audit Committee and a member of the Compensation Committee.

Gerhard P. Fettweis, PhD, 56 - Director since March 2016; Vodafone Chair Professor at the Technical University of Dresden.

Business Experience: Since September 1994, Dr. Fettweis has served as the Vodafone Chair Professor of Electrical Engineering at the Technical University of Dresden, where his research focuses on next generation wireless systems. In connection with that role, he has spun-out twelve startup companies from the university. From August 2015 to February 2016, he served as a visiting professor at the University of California at Berkeley and as a senior researcher at the International Computer Science Institute. Dr. Fettweis is a member of the German National Academy of Science and Engineering and a fellow of the Institute of Electrical and Electronics Engineers (“IEEE”). He has received numerous awards recognizing his contributions in the field of electrical engineering. Dr. Fettweis has authored or co-authored two books and is listed as an inventor on over thirty issued patents. Dr. Fettweis received his Dipl.-Ing. in Electrical Engineering in 1986 and his PhD in Electrical Engineering in 1990, each from Aachen University of Technology.

The Board concluded that Dr. Fettweis should serve as a director because of his strong technical background and extensive knowledge in electrical engineering, as well as his experience in science, technology and business. Additionally, he is very involved in the scientific community and has leadership and management experience through his role as the Vodafone Chair Professor at the Technical University of Dresden. He serves as a member of the Compensation Committee and a member of the Nomination and Governance Committee.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE

CONTINUE AFTER THE ANNUAL MEETING

The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, current principal occupation and business experience.

James J. Truchard, PhD, 74 - Chairman of the Board of Directors since 1976; Former Chief Executive Officer and President of NI from 1976 to 2016.

Business Experience: Dr. Truchard co-founded NI in 1976 and served as President and Chief Executive Officer from the founding of NI until December 2016. From 1963 to 1976, Dr. Truchard worked at the Acoustical Measurements Division at Applied Research Laboratories (“ARL”) at UT Austin, as Research Scientist and later Division Head. Dr. Truchard received his PhD in Electrical Engineering, his master’s degree in Physics and his bachelor’s degree in Physics, all from UT Austin.

The Board concluded that Dr. Truchard should serve as a director because he is a founder and large stockholder of NI and has pioneered the development of virtual instrumentation software and hardware. Further, the Board recognizes that under Dr. Truchard’s leadership as a Board member and as CEO, he has inspired innovation, growth, and expansion over a period of over 40 years to make NI a highly successful, worldwide enterprise while maintaining an entrepreneurial spirit.

John M. Berra, 70 - Director since May 2010; Former Chairman of Emerson Process Management and Former Executive Vice President of Emerson Electric Company.

Business Experience: Prior to retiring in September 2010, beginning in October 2008 Mr. Berra served as Chairman of Emerson Process Management, a global leader in providing solutions to customers in process control, and as Executive Vice President of Emerson Electric Company. From 1997 until 2008, he served as President of Emerson Process Management. Mr. Berra has diversified experience in global business, strategic planning, technology, organizational planning and acquisitions. Mr. Berra joined Emerson’s Rosemount division as a marketing manager in 1976 and, thereafter, continued assuming more prominent roles in the organization until 1997, when he was named President of Emerson’s Fisher-Rosemount division (now Emerson Process Management). Prior to joining Emerson, Mr. Berra was an instrument and electrical engineer with Monsanto Company. Mr. Berra is currently a director of Ryder System, Inc., a publicly traded company, and serves as a member of that company’s compensation committee, and as a member of its finance committee.

The Board concluded that Mr. Berra should serve as a director due to his significant executive level experience at leading corporations Emerson and Monsanto. In particular, as President of Emerson Process Management, he was chief executive of a $6.7 billion dollar global corporation. He has extensive experience growing large accounts and broad based sales and marketing experience concentrated in a number of markets. He also has extensive experience in hardware development of measurement products and control systems and software dealing with PC software and embedded applications. He serves as a member of the Audit Committee, a member of the Compensation Committee and a member of the Nomination and Governance Committee.

Jeffrey L. Kodosky, 68 - Director since 1976; Fellow of NI.

Business Experience: Mr. Kodosky co-founded NI in 1976. He was appointed Vice President of NI in 1978 and served as Vice President, Research and Development from 1980 to 2000. Since 2000, he has held the position of Business and Technology Fellow. Prior to 1976, he was employed at ARL at UT Austin. Mr. Kodosky received his bachelor’s degree in Physics from Rensselaer Polytechnic Institute.

The Board concluded that Mr. Kodosky should serve as a director since he is a founder of NI, a highly respected mentor in the NI global R&D organization and he continues to chart new directions for NI’s flagship product, LabVIEW. Mr. Kodosky has developed more than 30 patented LabVIEW technologies and his ongoing work has helped NI grow this software into an award-winning industry programming environment that addresses a variety of industries and application areas.

Michael E. McGrath, 68 - Director since May 2014; Former Chief Executive Officer of i2 Technologies and Pittiglio Rabin Todd & McGrath, Business Strategy Consultant.

Business Experience: Mr. McGrath is a highly experienced executive, entrepreneur and bestselling author dealing with decision making techniques and processes. He is a frequent featured guest on business television segments and his advice has appeared in many publications. He served as a director of i2 Technologies, a supply chain management and software services company, from September 2004 to May 2008, and as its CEO and President from February 2005 to July 2007. He served on the board of directors of Entrust, Inc., from February 2007, and as Chairman of the Board starting in November 2008, until the company was sold in July 2009. He served as executive chairman of the board of The Thomas Group from February 2008 to March 2012, and as acting CEO for a period of time. The Thomas Group filed for bankruptcy protection in March 2012. He also served on the board of Sensable Technologies from 2000 until 2009 and served on the board of Revolution Analytics from 2014 until 2015. He was a founder and the Chief Executive Officer of Pittiglio Rabin Todd & McGrath, a management consulting firm, for 28 years, retiring from the firm in July 2004. Mr. McGrath is the author of Product Strategy for High-Technology Companies, Next Generation Product Development, Business Decisions, and other books. Mr. McGrath received his bachelor’s degree in Computer Science from Boston College, and his master’s degree in Business Administration from Harvard Business School.

The Board concluded that Mr. McGrath should serve as a director because he has an extensive background in product development strategy, strategic product marketing, and software services. Having served as CEO of i2 Technologies, a vendor of supply chain management software, he has knowledge of software systems, experience selling into corporate opportunities, and experience developing large accounts. In particular, he has experience with management functions including software marketing and sales force management activities, and software development. He is an experienced consultant and author with knowledge of cloud computing and smartmobile applications, which are relevant for NI’s business. Mr. McGrath serves as the Lead Independent Director on the NI Board. He serves as a member of the Audit Committee, a member of the Compensation Committee and a member of the Nomination and Governance Committee.

Alexander M. Davern, 51 - Director since January 2017; Chief Executive Officer and President of NI.

Business Experience: Mr. Davern joined NI in February 1994 and has served as President and Chief Executive Officer since January 2017. He previously served as Chief Operating Officer, Executive Vice President, Chief Financial Officer and Treasurer from October 2010 to December 2016. Mr. Davern served as NI’s Chief Financial Officer, Senior Vice President, IT and Manufacturing Operations and Treasurer from December 2002 to October 2010; as Chief Financial Officer and Treasurer from December 1997 to December 2002; as Acting Chief Financial Officer and Treasurer from July 1997 to December 1997; and as Corporate Controller and International Controller. Prior to joining NI, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern received his bachelor’s degree in Commerce and a diploma in professional accounting from University College in Dublin, Ireland. Mr. Davern is a director of Cirrus Logic, Inc., a publicly traded company.

The Board concluded that Mr. Davern should serve as a director because he is NI’s Chief Executive Officer and has held other executive officer positions with NI for over 19 years. In these roles, Mr. Davern has gained extensive knowledge of NI’s business, financial and operations matters, and the Board believes that Mr. Davern is well suited to help define and execute NI’s corporate strategy. Mr. Davern also serves as a director for another publicly traded company and has strong expertise in governance matters.

There is no family relationship between any director, director nominee or executive officer of NI.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of NI’s common stock as of the Record Date (i) by all persons known to NI, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, to be the beneficial owners of more than 5% of NI’s common stock, (ii) by each of the executive officers named in the Summary Compensation Table under “Executive Compensation,” (iii) by each director and director nominee, and (iv) by all current directors and executive officers as a group:

Name of Person or Entity	Number of Shares (1)		Approximate Percentage Owned (2)
James J. Truchard 11500 North Mopac Expressway Austin, Texas 78759	8,067,409	(3)	6.15%
James J. Truchard Marital Trust 3816 Hunterwood Point Austin, Texas 78746	10,770,347	(4)	8.21%
Janus Henderson Group PLC 201 Bishopsgate United Kingdom EC2M 3AE	11,392,342	(5)	8.68%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	9,975,549	(6)	7.60%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	9,608,560	(7)	7.32%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,861,057	(8)	6.75%
Wellington Management Company LLP 280 Congress Street Boston, MA 02210	6,652,396	(9)	5.07%
Jeffrey L. Kodosky	1,895,962	(10)	1.45%
Alexander M. Davern	182,599	(11)	* %
Karen M. Rapp	5,635	(12)	* %
Eric H. Starkloff	27,186	(13)	* %
Scott A. Rust	24,745	(14)	* %
John C. Roiko	20,277	(15)	* %
Charles J. Roesslein	98,593	(16)	* %
Duy-Loan T. Le	93,807	(17)	* %
John M. Berra	36,977	(18)	* %
Michael E. McGrath	19,681	(19)	* %
Gerhard P. Fettweis	7,421	(20)	* %
All executive officers and directors as a group (12 persons)	10,480,292	(21)	7.98%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	For each individual and group included in the table, percentage owned is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 131,203,627 shares of common stock outstanding on March 9, 2018 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of March 9, 2018, including restricted stock units (“RSUs”).

(3)	Includes 7,535,037 shares directly owned by Dr. Truchard, and 532,372 shares held by a non-profit corporation of which Dr. Truchard is president.

(4)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC on February 24, 2015, reflecting beneficial ownership as of December 31, 2014. The Schedule 13G states that the James J. Truchard Marital Trust has sole voting power with respect to 10,770,347 shares of common stock and sole dispositive power with respect to 10,770,347 shares of common stock.

(5)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC on February 13, 2018, reflecting beneficial ownership as of December 31, 2017. The Schedule 13G states that Janus Henderson Group PLC and/or its subsidiaries have shared voting power with respect to 11,392,342 shares of common stock and shared dispositive power with respect to 11,392,342 shares of common stock.

(6)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 9, 2018, reflecting beneficial ownership as of December 31, 2017. The Schedule 13G/A states that The Vanguard Group and/or its subsidiaries have sole voting power with respect to 58,887 shares of common stock, shared voting power with respect to 13,150 shares of common stock, sole dispositive power with respect to 9,912,137 shares of common stock and shared dispositive power with respect to 63,412 shares of common stock.

(7)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 14, 2018, reflecting beneficial ownership as of December 31, 2017. The Schedule 13G/A states that T. Rowe Price Associates, Inc. and/or its subsidiaries have sole voting power with respect to 2,432,486 shares of common stock and sole dispositive power with respect to 9,608,560 shares of common stock.

(8)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on January 25, 2018, reflecting beneficial ownership as of December 31, 2017. The Schedule 13G/A states that BlackRock, Inc. and/or its subsidiaries have sole voting power with respect to 8,434,817 shares of common stock and sole dispositive power with respect to 8,861,057 shares of common stock.

(9)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC on February 8, 2018, reflecting beneficial ownership as of December 31, 2017. The Schedule 13G states that Wellington Management Group LLP and/or its subsidiaries have shared voting power with respect to 5,970,339 shares of common stock and shared dispositive power with respect to 6,652,396 shares of common stock.

(10)	Includes an aggregate of 927,600 shares held in two trusts for the benefit of Mr. Kodosky’s daughters for which Mr. Kodosky is the trustee; includes 84,229 shares held by a non-profit corporation of which Mr. Kodosky is president and his wife, Gail T. Kodosky, is secretary; includes 80,000 shares held by a charitable remainder trust for the benefit of Mr. Kodosky and his wife; includes 7,499 shares held in a charitable remainder trust for the benefit of Mr. Kodosky’s brother of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; includes an aggregate of 55,620 shares held in three trusts for non-immediate family members of Mr. Kodosky of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; and includes 370,473 shares owned by his wife. Mr. Kodosky disclaims beneficial ownership of the shares owned by his wife. Cumulatively, Jeffrey and Gail Kodosky control and/or beneficially own a total of 1,895,962 shares.

(11)	Includes 79,586 shares subject to RSUs which vest within 60 days of March 9, 2018.

(12)	Includes 5,000 shares subject to RSUs which vest within 60 days of March 9, 2018.

(13)	Includes 16,592 shares subject to RSUs which vest within 60 days of March 9, 2018.

(14)	Includes 11,528 shares subject to RSUs which vest within 60 days of March 9, 2018.

(15)	Includes 3,913 shares subject to RSUs which vest within 60 days of March 9, 2018.

(16)	Includes 4,141 shares subject to RSUs which vest within 60 days of March 9, 2018.

(17)	Includes 4,141 shares subject to RSUs which vest within 60 days of March 9, 2018.

(18)	Includes 4,141 shares subject to RSUs which vest within 60 days of March 9, 2018.

(19)	Includes 4,141 shares subject to RSUs which vest within 60 days of March 9, 2018.

(20)	Includes 4,337 shares subject to RSUs which vest within 60 days of March 9, 2018.

(21)	Includes 137,520 shares subject to RSUs which vest within 60 days of March 9, 2018.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board of Directors of NI held a total of six meetings during 2017. The Board of Directors has a standing Audit Committee, Compensation Committee, and Nomination and Governance Committee.

Each current director attended at least 90% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served. NI encourages, but does not require, its board members to attend NI’s annual meeting of stockholders. In 2017, all directors, with the exception of Dr. Fettweis and Mr. McGrath, attended NI’s annual meeting.

Board Leadership Structure; Lead Independent Director

The Board of Directors believes that Dr. Truchard is best situated to serve as Chairman because he is a co-founder of NI and a large stockholder of NI and is very familiar with NI’s business and industry, and capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board’s independent directors and management directors have different perspectives and roles in strategic development. NI’s independent directors bring experience, oversight and expertise from outside the company and industry, while the Chairman, Chief Executive Officer and the other management director bring company-specific experience and expertise. The Board of Directors believes that the current roles of Chairman and Chief Executive Officer promote strategy development and execution, and facilitate information flow between management and the Board of Directors, which are essential to effective governance. In January 2018, the Board appointed Mr. McGrath as Lead Independent Director. In such role, Mr. McGrath is responsible for coordinating the activities of the independent directors, chairing all meetings of independent directors, developing agendas for such meetings, building a productive relationship between the Board and the CEO, and assisting the Board in fulfilling its oversight responsibilities in NI’s strategy, risk oversight and succession planning.

The NI Board oversees risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for NI’s executive officers and other employees. The full Board of Directors receives reports on various risk related items at each of its regular meetings including risks related to NI manufacturing operations, intellectual property, taxes, products and employees. The Board also receives periodic reports on NI’s efforts to manage such risks through safety measures, insurance or self-insurance.

Communications to the Board of Directors

Stockholders may communicate with members of the Board of Directors by mail addressed to the Chairman, any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the following address: 11500 North Mopac Expressway, Building C, Austin, Texas 78759, Attention: Corporate Secretary. Correspondence received that is addressed to the members of the Board of Directors will be reviewed by NI’s General Counsel or his designee, who will forward such correspondence to the appropriate members of the Board of Directors.

Audit Committee

The Audit Committee, which currently consists of directors Charles J. Roesslein, Duy-Loan T. Le, John M. Berra, and Michael E. McGrath, met five times during 2017. The Audit Committee appoints, compensates, retains and oversees the engagement of NI’s independent registered public accounting firm, reviews with such independent registered public accounting firm the plan, scope and results of their examination of NI’s consolidated financial statements and reviews the independence of such independent registered public accounting firm. The Audit Committee maintains free and open communication with NI’s independent registered public accounting firm and the internal audit department, overseeing the internal audit function and NI’s management team. The Audit Committee inquires about any significant risks or exposures and assesses the steps management has taken to minimize such risks to NI, including the adequacy of insurance coverage and the strategy for management of foreign currency risk. The Audit Committee also reviews NI’s compliance with matters relating to environmental, Equal Employment Opportunity Commission, export and SEC regulations. The Audit Committee has established procedures to promote and protect employee reporting of (i) suspected fraud or wrongdoing relating to accounting, auditing or financial reporting matters and (ii) complaints and concerns regarding a violation of the federal securities laws, including (A) receiving, retaining and addressing complaints received by NI relating to such matters, (B) enabling employees to submit on a confidential and anonymous basis any concerns regarding such matters; and (C) protecting reporting employees from retaliation. The Board of Directors believes that each member of the Audit Committee is an “independent director” as that term is defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that Mr. Roesslein is an “audit committee financial expert” within the meaning of SEC rules. The charter of the Audit Committee is available on NI’s website at http://www.ni.com/pdf/nati/us/audit_committee_charter.pdf.

Nomination and Governance Committee

The Nomination and Governance Committee, which currently consists of directors John M. Berra, Charles J. Roesslein, Michael E. McGrath, and Gerhard P. Fettweis, each of whom was deemed to be an “independent director” as that term is defined by the Nasdaq listing standards, met four times during 2017. The Nomination and Governance Committee recommends to the Board of Directors the selection criteria for board members, compensation of outside directors, appointment of board committee members and committee chairpersons, and develops board governance principles. The Nomination and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this Proxy Statement under “Deadline for Receipt of Stockholder Proposals.” When considering a potential director candidate, the Nomination and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The Nomination and Governance Committee also considers issues of diversity, such as education, gender, professional experience and differences in viewpoints and skills. The Nomination and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nomination and Governance Committee believe that it is important that the members of the Board of Directors represent diverse viewpoints. The Nomination and Governance Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the Nomination and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. NI does not pay any third party to identify or assist in identifying or evaluating potential nominees. The charter of the Nomination and Governance Committee is available on NI’s website at http://www.ni.com/pdf/nati/us/n_and_g_charter_final.pdf.

Compensation Committee

The Compensation Committee, which currently consists of directors Duy-Loan T. Le, John M. Berra, Michael E. McGrath, and Gerhard P. Fettweis, each of whom was deemed to be an “independent director” as that term is defined by applicable SEC rules, Nasdaq listing standards and other requirements, met seven times during 2017. The charter of the Compensation Committee is available on NI’s website at http://www.ni.com/pdf/nati/us/comp_charter.pdf.

Under the terms of its charter, the Compensation Committee establishes the compensation of NI’s Chief Executive Officer, evaluates the performance of NI’s executive officers, and establishes the salaries and cash bonus compensation of the executive officers. When establishing the salaries and cash bonus compensation for the executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Compensation Committee also periodically examines NI’s compensation structure to evaluate whether NI is rewarding its officers and other personnel in a manner consistent with sound industry practices and makes recommendations on such matters to NI’s management and Board of Directors. The Compensation Committee also has oversight responsibility for NI’s 2015 Equity Incentive Plan (the “2015 Incentive Plan”), NI’s 2010 Incentive Plan (the “2010 Incentive Plan”), NI’s 2005 Incentive Plan (the “2005 Incentive Plan”), and Employee Stock Purchase Plan. The Board of Directors may by resolution prescribe additional authority and duties to the Compensation Committee.

The Compensation Committee obtains input from NI’s President and Chief Executive Officer, Mr. Davern, when discussing the performance of, and compensation levels for, executives other than himself. The Compensation Committee also works closely with Mr. Davern and NI’s vice president of human resources and others as required in evaluating the financial, accounting, tax and retention implications of NI’s various compensation programs. The vice president of human resources regularly attends the meetings of the Compensation Committee and, at such meetings, provides advice on compensation matters to the Compensation Committee. The vice president of human resources also provides guidance to the Compensation Committee concerning compensation matters as they relate to NI’s executive officers. Neither Mr. Davern, the vice president of human resources, nor any of NI’s other executives participates in deliberations relating to his or her own compensation.

The Compensation Committee’s charter does not contain a provision providing for the delegation of its duties to other persons. The Compensation Committee has not delegated any of its authority.

For a discussion of NI’s utilization of compensation consultants, see “Compensation Discussion and Analysis.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the “Compensation Committee” section of this proxy statement and do not include any NI executive officers. During 2017, no NI executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on NI’s Compensation Committee. During 2017, no NI executive officer served on the compensation committee (or equivalent) of another entity whose executive officer(s) served as a member of the NI Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

NI had no related party transactions requiring disclosure under applicable SEC rules for the year ended December 31, 2017 and has no such related party transaction currently proposed.

Policy and Procedures for Review, Approval, or Ratification of Related Party Transactions

Pursuant to its written charter, the Audit Committee is responsible for reviewing NI’s policies relating to the avoidance of conflicts of interests and past or proposed transactions between NI, members of the Board of Directors of NI, and management. NI considers “related person transactions” to mean all transactions involving a “related person,” which under SEC rules means an executive officer, director or a holder of more than five percent of NI’s common stock, including any of their immediate family members and any entity owned or controlled by such persons. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.

In any transaction involving a related person, NI’s Audit Committee would consider the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related person; the risks, costs and benefits of the transaction to NI; whether any alternative transactions or sources for comparable services or products are available; and, in the event the related person is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on such director’s independence.

After considering such facts and circumstances, NI’s Audit Committee determines whether approval, ratification or rescission of the related person transaction is in NI’s best interests. NI’s Audit Committee believes that all employees and directors should be free from conflicting interests and influences of such nature and importance as would make it difficult to meet their applicable fiduciary duties and loyalty to NI, and reviews all related party transactions against the foregoing standard.

NI’s written policies and procedures for review, approval or ratification of transactions that pose a conflict of interest, including related person transactions, are set forth in its Code of Ethics, which contains, among other policies, a conflicts of interest policy for all employees, including NI’s executives, and a conflicts of interest policy for non-employee directors.

Under NI’s written conflicts of interest policy applicable to all employees, including NI’s executives, every employee is required to report to NI’s President any information regarding the existence or likely development of conflicts of interest involving themselves or others within NI. While NI provides examples of potential conflicts of interest, such as investments in enterprises that do business with NI, compensation for services to any person or firm which does business with NI, or gifts and loans and entertainment from any person or firm having current or prospective dealings with NI, the policy applicable to employees expressly states that the examples provided are illustrative only and that each employee should report any other circumstance which could be construed to interfere actually or potentially with loyalty to NI. Transactions involving potential conflicts of interests for employees are reviewed by NI’s President, who makes a determination as to whether there exists any conflict of interest or relationship which violates NI’s policies and the appropriate actions to take with respect to such relationship. NI’s General Counsel reports to the Audit Committee the conflict of interest reports received and acted upon by the President. In the event a report was received concerning a potential conflict of the President or a member of the Board of Directors, the Audit Committee would review such matter.

The written conflicts of interest policy applicable to all non-employee directors is substantially similar to the conflicts of interest policy applicable to NI employees, with the exception that every non-employee director is required to report potential conflict of interest situations to the Audit Committee, which is responsible for making the determination as to whether there exists any conflict of interest or relationship which violates such policy. If the Audit Committee determines that a conflict of interest exists, the non-employee director involved will be required to dispose of the conflicting interest to the satisfaction of the Audit Committee.

BOARD COMPENSATION

Determining Compensation for Non-Employee Directors in 2017

The Board of Directors, upon the recommendation of the Nomination and Governance Committee, sets non-employee directors’ compensation with the goal of retaining NI’s directors and attracting qualified persons to serve as directors. In developing its recommendations, the Nomination and Governance Committee considers director compensation at comparable publicly-traded companies and aims to structure director compensation in a manner that is transparent and easy for stockholders to understand. In addition, the Nomination and Governance Committee engaged F.W. Cook, an independent compensation consultant, to provide an analysis of non-employee director compensation in 2017. See “Executive Compensation—Determining Executive Compensation” for additional information about F.W. Cook.

The compensation of non-employee directors for the fiscal year ended December 31, 2017 is set forth in the table below.

DIRECTOR COMPENSATION

FOR FISCAL YEAR ENDED DECEMBER 31, 2017

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	All Other Compensation	Total
James J. Truchard (2)	$—	$—	$ —	$ —	$—
Jeffrey L. Kodosky (3)	—	—	—	—	—
Alexander M. Davern (4)	—	—	—	—	—
Donald M. Carlton (5)	21,429	—	—	—	21,429
Charles J. Roesslein	80,625	130,061	—	—	210,686
Duy-Loan T. Le	80,625	130,061	—	—	210,686
John M. Berra	77,500	130,061	—	—	207,561
Michael E. McGrath	73,125	130,061	—	—	203,186
Gerhard P. Fettweis	65,000	130,061	—	—	195,061

(1)	Amounts represent the dollar amount recognized for financial statement reporting purposes for 2017 in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718 (“FASB ASC 718”). These dollar amounts reflect the aggregate grant date fair value for these stock awards and may not correspond to the actual value that will be recognized by the directors. The grant date fair value of each award is expensed monthly based on the estimated vesting period of the corresponding grant, which is 36 months. Grant date fair value is calculated using the closing price of the day immediately preceding the date of grant multiplied by the number of RSUs granted. On April 26, 2017, Mr. Roesslein, Ms. Le, Mr. Berra, Mr. McGrath, and Dr. Fettweis were each granted 3,759 RSUs. The grant date fair value of each RSU grant was based on the April 25, 2017 closing price of $34.60 per share. The RSUs granted to Mr. Roesslein, Ms. Le, Mr. Berra, Mr. McGrath, and Dr. Fettweis vest over a three-year period with 1/3rd of the RSUs vesting on each anniversary of the vesting commencement date, which is May 1 of each year.

(2)	Dr. Truchard did not receive any compensation for his service as a director.

(3)	As an employee director, Mr. Kodosky does not receive any additional compensation for his service as a director. Mr. Kodosky is a Business and Technology Fellow, but not a named executive officer, as such term is defined under Item 402(a)(3) of Regulation S-K. Pursuant to SEC rules, the compensation that a director receives for services as a Business and Technology Fellow does not need to be reported in the table for Director Compensation.

(4)	As an employee director in 2017, Mr. Davern did not receive any additional compensation for his service as a director. His compensation as an NI officer in 2017 is included in the Summary Compensation Table.

(5)	On January 20, 2017, Dr. Carlton informed the Board that he would not stand for re-election as a director at the May 9, 2017 annual meeting of stockholders. There was no disagreement or dispute between Dr. Carlton and NI that led to his decision not to stand for re-election. In recognition of his many years of service on the Board, the Board approved the acceleration of the vesting of the 8,869 RSUs held by Dr. Carlton and such RSUs vested in full on May 1, 2017.

Discussion of Director Compensation

In 2017, the annual compensation for NI’s non-employee directors was comprised of cash compensation in the form of an annual retainer, committee chair retainer, committee membership retainer, and equity compensation in the form of RSUs. Each of these components is described below. An NI employee director does not receive any additional compensation for his service as a director. Dr. Truchard does not receive any compensation for his service as a director.

Annual Board/Committee Retainer Fees

Beginning on October 1, 2017, non-employee directors receive cash compensation, payable quarterly, for membership on the board of directors and committees, as well as for committee chair positions. Specifically, non-employee directors receive an annual cash retainer of $60,000 per year, plus $10,000 per year for membership on the Audit Committee, $7,500 per year for membership on the Compensation Committee, and $5,000 per year for membership on the Nomination and Governance Committee. In addition, the chairpersons of the Audit Committee, Compensation Committee and Nomination and Governance Committee receive an additional $25,000, $20,000 and $15,000 per year, respectively, and the Lead Independent Director receives an additional $25,000 per year. The Board in its discretion may pay an overnight meeting fee or special meeting fee for extended meetings, not to exceed $2,000 per day. An NI employee director does not receive any additional compensation for service as a director.

From January 1, 2017 to September 30, 2017, non-employee directors received cash compensation, payable quarterly, for membership on the board of directors and committees, as well as for committee chair positions. Specifically, non-employee directors received an annual cash retainer of $60,000 per year, plus $5,000 per year for membership on the Audit Committee and $2,500 per year for membership on each of the Compensation Committee and the Nomination and Governance Committee. In addition, the chairpersons of the Audit Committee, Compensation Committee and Nomination and Governance Committee received an additional $15,000, $10,000 and $5,000 per year, respectively. An NI employee director did not receive any additional compensation for service as a director.

Non-Employee Director Reimbursement Practice

Non-employee directors are reimbursed for travel and other out-of-pocket expenses connected to Board service.

Restricted Stock Unit Awards

Under NI’s applicable Incentive Plan, non-employee directors are eligible to receive RSU grants. Specifically, each non-employee director receives an annual grant of RSUs equal to $130,000 divided by the closing price of NI’s common stock on the day immediately preceding the date of grant. Under the 2015 Incentive Plan, in 2017, Mr. Roesslein, Ms. Le, Mr. Berra, Mr. McGrath, and Dr. Fettweis were each granted 3,759 RSUs based on NI’s closing stock price of $34.60 per share on April 25, 2017. The RSUs granted to Mr. Roesslein, Ms. Le, Mr. Berra, Mr. McGrath, and Dr. Fettweis vest over a three-year period with one-third of the RSUs vesting on each anniversary of the vesting commencement date, which is May 1 of each year.

EXECUTIVE OFFICERS

The following table sets forth information concerning the persons serving as executive officers of NI as of the Record Date, including information as to each executive officer’s age, position with NI and business experience. Officers of NI serve at the discretion of the Board.

Name of Executive Officer	Age	Position
Alexander M. Davern	51	Chief Executive Officer and President
Karen M. Rapp	50	Executive Vice President, Chief Financial Officer and Treasurer
Eric H. Starkloff	43	Executive Vice President, Global Sales & Marketing
Scott A. Rust	51	Senior Vice President, Global Research & Development
John C. Roiko	60	Vice President, Finance and Chief Accounting Officer

See “Election of Directors” for additional information with respect to Mr. Davern.

Karen M. Rapp joined NI in May 2017 and currently serves as Executive Vice President, Chief Financial Officer and Treasurer. Ms. Rapp served as Senior Vice President of Corporate Development of NXP Semiconductors N.V. (“NXP”), a Dutch global semiconductor manufacturer, after NXP acquired Freescale Semiconductor in December 2015. Ms. Rapp previously served in several positions at Freescale, including serving as Vice President and Chief Information Officer from April 2013 to December 2015 and as Director of Operations and Finance, Global Sales and Marketing from April 2010 to April 2013. Ms. Rapp holds a bachelor’s degree in Finance from Northern Illinois University and an M.B.A. from the University of Texas at Austin. Ms. Rapp is currently a director of Plexus Corp., a publicly traded company.

Eric H. Starkloff joined NI in July 1997 and currently serves as Executive Vice President, Global Sales and Marketing. He previously served as NI’s Senior Vice President of Marketing from April 2013 to January 2014; Vice President of Marketing from November 2010 to March 2013; as Vice President of Product Marketing from October 2008 to October 2010; as Director of Product Marketing from August 2004 to September 2008; and as Product Marketing Manager from January 1998 to July 2004. Mr. Starkloff received his bachelor’s degree in Electrical Engineering from the University of Virginia.

Scott A. Rust joined NI in 1990 and currently serves as Senior Vice President, Global Research and Development. He previously served as NI’s Vice President of Research and Development Test Systems from July 2013 to January 2014; as NI’s Vice President of Research and Development in Penang, Malaysia from January 2011 to July 2013; as Vice President of Research and Development of Modular Instruments from October 2008 to December 2010; as Director of Modular Instruments from March 2003 to September 2008; as Software Section Manager from October 2000 to March 2003; as Group Manager from October 1996 to October 2000; as Marketing Manager of Test and Measurement Software from August 1991 to September 1996; and as Applications Engineer from June 1990 to July 1991. Mr. Rust received his bachelor’s degree in Electrical Engineering from Texas A&M University.

John C. Roiko joined NI in 1998 and currently serves as Vice President, Finance and Chief Accounting Officer. From January to May 2017, he served as Interim Chief Financial Officer. He formerly served as Vice President of Finance from October 2008 to December 2016 and as worldwide Corporate Controller from March 1998 to September 2008. Prior to joining NI, Mr. Roiko worked as a product line controller for the defense division at Honeywell before moving to Emerson Process Management as the North Americas accounting manager. Mr. Roiko then pursued start-up opportunities as the Chief Financial Officer for Columbia Scientific and director of accounting for Arrowsmith Technologies. Mr. Roiko holds a bachelor’s degree in Finance with a minor in Accounting from St. Cloud State University and a master’s degree from Minnesota State University.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the compensation tables contained elsewhere in this proxy statement. References to our “named executive officers” in this CD&A are to the same persons set forth in the summary compensation table.

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

NI’s philosophy towards compensation for its named executive officers reflects the following principles:

•	Total compensation opportunities should be competitive. NI believes that its total compensation programs should be competitive so that NI can attract, retain and motivate talented executives.

•	Total compensation should be related to NI’s performance. NI believes that a significant portion of its executives’ total compensation should be directly linked to achieving specified financial objectives that NI believes will create stockholder value.

•	Total compensation should be related to individual performance. NI believes that executives’ total compensation should reward individual performance achievements and encourage individual contributions to NI’s performance.

•	Equity awards help executives think like stockholders. NI believes that executives’ total compensation should have a significant equity component because stock based equity awards help reinforce the executive’s long-term interest in NI’s overall performance and thereby align the interests of the executive with the interests of NI’s stockholders.

•	NI’s overall amount of equity awards should be related to its revenue growth. NI believes that its use of equity awards must be sensitive to the dilutive impact that such equity compensation will have on its stockholders. As a result, NI’s overall amount of equity awards for each year is linked to its revenue growth.

•	The same compensation programs should generally apply to both executive and non-executive employees whenever possible. NI values the contributions of all employees and, to the extent practicable, NI designs its compensation programs to apply to all employees. NI seeks to minimize the number of compensation programs that apply only to its executives and disfavors the use of executive perks.

Determining Executive Compensation

In establishing NI’s overall program for executive compensation, the Compensation Committee works closely with NI’s senior management, including its Chief Executive Officer and Vice President of Human Resources. However, NI’s executives do not participate in any Board or Compensation Committee deliberations relating to their own compensation.

The Compensation Committee engaged Frederic W. Cook & Co. (“F.W. Cook”) as an independent consultant for 2011 and 2014 compensation purposes. At those times, the Compensation Committee determined to engage an independent consultant every three years. Accordingly, the Compensation Committee again engaged F.W. Cook in 2017 to review NI’s overall executive compensation structure and perform an analysis and assessment of NI’s compensation processes, methodologies and practices to evaluate their effectiveness and alignment with NI’s compensation philosophy and objectives (as outlined above). As part of its analysis, F.W. Cook reviewed compensation trends and developments, compensation levels for a number of companies that were comparable to NI in terms of market capitalization, revenue size and number of employees (including the Radford data used by NI in prior years as described below), NI executive compensation levels and certain disclosure and regulatory requirements.

As a result of its analysis, F.W. Cook concluded that NI’s compensation program was highly effective, enabled NI to attract and retain leadership talent and that the program was comprehensively tailored to NI’s business model, culture and philosophy. The Compensation Committee considered the consultant’s work in establishing executive compensation levels for 2017. In connection with the engagement of F.W. Cook in 2017, the Compensation Committee determined that F.W. Cook met the independence requirements of applicable SEC and Nasdaq rules. As described above, F.W. Cook was engaged by the Compensation Committee in 2011, 2014 and 2017. F.W. Cook was also engaged by the Compensation Committee in connection with the CEO Agreement (as defined below) and to assist with Proxy Statement disclosure analysis for this Proxy Statement and by the Nomination and Governance Committee for non-employee director compensation analysis in 2017. F.W. Cook has not provided any other services to the Board or Board Committees. F.W. Cook has not provided any services to NI.

As described below, NI utilizes survey information to help determine whether the total compensation package for its executives is competitive with comparable companies. NI exercises judgment in allocating compensation among specific programs in view of its overall compensation philosophy, objectives, business results and risk assessment.

For the past several years, the Compensation Committee has utilized data from Radford Surveys, a leading worldwide provider of survey information regarding executive compensation of technology companies. In setting compensation levels for 2017, the Radford data which was utilized included executive compensation information of public companies in the high technology industry that had annual revenues ranging from $500 million to $999.9 million and from $1 billion to $3 billion. NI believes the information from public companies in such revenue range is appropriate because it affords an adequate sample size of comparable high technology companies and because the average annual revenue of the companies in such range is comparable to NI’s annual revenue. NI compares the compensation of its executive officers with that of the executive officers in the Radford survey as a whole rather than any individual company within such survey.

NI believes that total compensation at or around the 50th percentile of the peer companies provided in the Radford survey is the appropriate starting point for benchmarking the compensation of its executives. Though NI uses such 50th percentile as a reference point, NI does not target a specific percentile in the range of comparative information for each individual executive or for each component of compensation. Instead, NI structures a total compensation package in view of the comparative information and such other factors specific to the individual, including the level of responsibility, prior experience, expectations of future performance and assessment of risk as it relates to employee motivation and employee retention. NI uses information obtained from Radford to test for reasonableness and competitiveness of its compensation package as a whole, but exercises judgment in allocating compensation among executives and within each element of an individual’s total compensation package. Set forth on Exhibit A is each of the companies that are covered by the relevant portion of the Radford information utilized by NI for 2017 compensation purposes. For 2017, the actual total compensation paid to NI’s executive officers was between the 25th percentile and the 50th percentile of the peer companies in the Radford data.

NI does not have specific policies for allocating between long-term and currently paid out compensation or policies for allocating between cash and non-cash compensation, and among different forms of non-cash compensation. Each NI executive may receive a mix of compensation comprised of base salary, performance-based bonus, equity awards, service-based bonus and discretionary bonuses. The amount of compensation allocated to each element of compensation is determined on a case-by-case basis.

As described in greater detail below under “Analysis of Elements of Executive Compensation,” the Compensation Committee considers both NI performance and individual performance when determining the level of compensation for a number of the elements of executive compensation. For example, in determining the grants of RSUs and any increases in base salary, the Compensation Committee takes into consideration, among other things, the prior individual performance of an executive officer, as well as NI’s performance. Similarly, the Annual Incentive Program (“AIP”) is an “at risk” bonus program designed to induce NI’s executive officers to accomplish a set of goals based upon individual performance and NI’s business goals and reflects NI’s philosophy that total compensation should be related both to individual performance and NI’s performance. Amounts, if any, awarded under the discretionary cash program are determined solely on individual performance. For some of NI’s other elements of executive compensation, such as the annual company cash performance bonus program, NI’s performance as a whole is determinative of the compensation payable to the participants. The Compensation Committee believes that the various elements of executive compensation work together to promote NI’s objective that total compensation should be related both to individual performance and NI’s performance.

At our annual meeting of stockholders in 2017, our stockholders voted for a one-year interval for “management say on pay” review. At such meeting, our stockholders also approved, on an advisory (non-binding) basis and with over 99% of the votes cast in favor of the proposal, the compensation of our named executive officers. The Compensation Committee considered the favorable vote results from the 2017 annual meeting (and prior annual meetings) in establishing NI’s compensation program for 2017.

Compensation Terms for Chief Executive Officer

In August 2016, the NI Board appointed Alexander M. Davern as President and Chief Executive Officer, effective January 1, 2017. Mr. Davern succeeded Dr. James Truchard, who retired as President and Chief Executive Officer effective as of December 31, 2016. In connection with Mr. Davern’s appointment, NI entered into an employment agreement with Mr. Davern (the “CEO Agreement”). Under the CEO Agreement, the initial term of Mr. Davern’s employment as President and Chief Executive Officer extends from January 1, 2017 through December 31, 2019, and the term of his employment continues for successive one-year periods thereafter (the “Term”). In his role as President and Chief Executive Officer, Mr. Davern receives an annual base salary of $700,000 which will be reviewed annually by the Compensation Committee. During the Term, Mr. Davern participates in NI’s annual incentive program (the “AIP”) and receives an annual cash bonus. His target annual cash incentive is 80% of his base salary, subject to subsequent adjustment in accordance with the AIP. As contemplated by the CEO Agreement, in January 2017, Mr. Davern received a grant of 150,000 RSUs under the 2015 Incentive Plan, which will vest subject to his continued employment with NI (the “Initial Award”). For each calendar year during the Term, Mr. Daven shall be eligible to receive an additional award of up to 50,000 RSUs beginning in April 2017 (the “Annual Awards”) and, as contemplated by the CEO Agreement, he received a grant of 50,000 RSUs on April 25, 2017. In the event Mr. Davern’s employment is terminated either by NI without Cause or by Mr. Davern for Good Reason (as such terms are defined in the CEO Agreement), subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the CEO Agreement, Mr. Davern will be entitled to receive a cash payment (the “Severance Payment”) equal to the sum of (i) two times his then-current base salary, (ii) two times his target annual cash incentive for the year of termination, and (iii) an amount equal to the cost of COBRA coverage for 12 months. The Severance Payment is payable over a 24 month period. In addition, Mr. Davern would receive accelerated vesting of the number of RSUs that would have vested if Mr. Davern remained employed for an additional twelve months. If, within 24 months following a Change in Control (as defined in the CEO Agreement), Mr. Davern’s employment is terminated by NI without Cause or by Mr. Davern for Good Reason (as such terms are defined in the CEO Agreement), subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the CEO Agreement, Mr. Davern shall be entitled to receive the Severance

Payment in a lump sum and the accelerated vesting of the number of RSUs granted as part of the Initial Award and the Annual Awards that would have vested if Mr. Davern remained employed for an additional 12 months.

The foregoing compensation terms and the CEO Agreement were approved by the Compensation Committee, upon the advice of legal counsel and F.W. Cook, in accordance with the powers delegated to the Compensation Committee by the Board. The NI Board considered the recommendation of the Compensation Committee and reviewed the proposed terms of the CEO Agreement and deemed it to be in the best interests of NI and its stockholders to approve the terms of such agreement.

Compensation Terms for New Chief Financial Officer

On March 21, 2017, the NI Board appointed Karen M. Rapp as Executive Vice President, Chief Financial Officer and Treasurer, effective May 9, 2017. In connection with her appointment, NI entered into an offer letter with Ms. Rapp dated March 22, 2017 (the “Offer Letter”). Under the Offer Letter, Ms. Rapp will receive an annual base salary of $375,000. Ms. Rapp is eligible to participate in NI’s AIP and receive an annual cash incentive bonus. The initial target annual cash incentive will be 40% of her base salary. Ms. Rapp received a signing bonus in the amount of $40,000. If Ms. Rapp voluntarily terminates her employment or is terminated for “cause” (as defined in the Offer Letter) within two years from the start of her employment, she is required to repay the amount of her signing bonus to NI. The Compensation Committee approved a grant of 20,000 RSUs to Ms. Rapp under the 2015 Incentive Plan. The RSUs will vest 25% annually, and if NI terminates Ms. Rapp without “cause” (as defined in the Offer Letter) during the first two years of her employment, the vesting will accelerate and the RSUs will become fully vested. The award shall be subject to the terms of the 2015 Incentive Plan and the related individual award agreement and is conditional upon Ms. Rapp’s continued employment with NI through the designated award date.

The foregoing compensation terms and the Offer Letter were approved by the Compensation Committee, upon the advice of legal counsel and F.W. Cook, in accordance with the powers delegated to the Compensation Committee by the Board. The NI Board considered the recommendation of the Compensation Committee and reviewed the proposed terms of the Offer Letter and deemed it to be in the best interests of NI and its stockholders to approve the terms of such Offer Letter.

Elements of Executive Compensation

The components of NI’s executive compensation for 2017 were as follows:

•	Base salary;

•	Annual company cash performance bonus program;

•	AIP for executives;

•	Discretionary cash bonus program;

•	RSU grants; and

•	Service award cash bonus program.

A significant number of NI’s employees participate in the compensation programs enumerated above with the exception of the AIP for executives.

NI’s executive and non-executive employees who meet the relevant eligibility requirements may also participate in the following programs:

•	Employee stock purchase plan. This plan is generally intended to qualify as a tax-favored employee stock purchase plan under Section 423 of the Internal Revenue Code (“Code”). The

ESPP permits eligible employees to purchase NI stock at a 15% discount to the market price. Under this plan, a participant can invest a maximum amount equal to 15% of eligible compensation, provided that such amount cannot exceed $25,000 in any year.

•	A tax-qualified, employee-funded 401(k) plan. During 2017, NI made matching contributions under the plan in an amount equal to 50% of the amount of the employee’s contribution up to 8% of the employee’s eligible compensation. The plan does not permit the purchase of shares of NI common stock.

•	Health and welfare benefits. Under this plan, the cost to NI is dependent on the level of benefits coverage an employee elects.

NI seeks to reward shorter-term performance through base salary, its annual bonus programs and its discretionary bonus program. Longer-term performance is incentivized through RSU grants and the service award program.

Analysis of Elements of Executive Compensation

Base Salary

NI’s goal is to provide its executives with competitive base salaries. NI uses independent survey information to help evaluate the reasonableness and competitiveness of its base salaries. NI determines base salary for each executive based on the level of job responsibilities, consideration of the prior performance of the executive and the company, the executive’s experience and tenure, consideration of the expected future contributions of the executive, the business risk presented to NI in the event the executive were to leave the employ of the company, and general compensation trends and practices in the technology industry, including pay levels and programs provided by comparable companies. In setting base salaries, NI does not utilize any particular formula but instead exercises judgment in view of its overall compensation philosophy and objectives. Individual base salaries are reviewed annually. After consideration of the factors described above, the base salaries of our named executive officers were reviewed in February 2018 and adjusted from 3.5% to 5.0% with our CEO receiving an adjustment of 3.6%.

The overall NI employee base received a weighted average salary increase of 4.4%. The weighted average percentage increase was determined by taking the aggregate percentage increase in the base salaries of all employees as a group.

Annual Company Cash Performance Bonus Program

NI maintains a cash performance bonus program under which substantially all regular full-time and part-time employees, including executives, participate (the “Annual Performance Bonus Program”). To receive a payout under the plan, NI must achieve pre-determined goals for revenue growth and profitability. These goals were 20% year-over-year organic revenue growth and 18% non-GAAP operating profit as a percent of revenue. The same goals apply to all participants in the plan including executive and non-executive employees. The amount of the payments made under the Annual Performance Bonus Program is based on a bonus payment percentage multiplied by the eligible earnings of each participant. Eligible earnings include base salary, overtime pay and commissions but exclude bonuses, equity awards, relocation payments and previous cash performance bonus payments. The bonus payment percentage for executives, officers and fellows was determined by multiplying 25% by two variables: NI’s actual organic revenue growth percentage divided by the targeted level of revenue growth of 20%; and NI’s actual non-GAAP operating profit as a percentage of revenue (limited by a cap) divided by the target non-GAAP operating profit of 18%. The bonus payments percentage for regular full-time and part-time employees was determined in the same manner except that the “multiplier” was 10% not 25%. Expressed as a formula, the bonus calculation for executives follows:

Calendar Year Organic Revenue Growth	X	Calendar Year Non-GAAP Operating Profit% (not to exceed 20% for payout purposes)	X	25% = Bonus Percentage
20%		18%

For fiscal 2017, in accordance with the foregoing formula, NI’s named executives received individual payments under the Annual Performance Bonus Program in the range of approximately $13,046 to $37,800. Amounts under the Annual Performance Bonus Program are customarily made in two payments, one in the fourth quarter and the other upon completion of the annual financial statement audit in the first quarter of the following year.

Annual Incentive Program

NI maintains an AIP under which only officers and fellows participate. Under this program, payments are made to executive officers based upon the achievement of individual performance criteria and NI business goals. Program participants are designated by NI’s President and approved by the Compensation Committee. The participants under the AIP and the AIP goals are determined annually.

The AIP is intended to increase stockholder value and promote NI’s success by providing incentive and reward for the accomplishment of key objectives by NI executives.

In January 2017, the Compensation Committee approved amendments to the AIP to provide for the participation of NI’s president (Mr. Davern) in the AIP, remove the specific bonus target percentages for participants from the plan, and make certain other changes. The incentive bonuses under the AIP are defined as a percentage of a participant’s salary as determined by the Compensation Committee based upon attainment of objectives approved in accordance with the AIP. For 2017, the target bonus under the AIP for each of Mr. Davern, Mr. Starkloff, Ms. Rapp, Mr. Rust and Mr. Roiko was 80%, 50%, 40%, 40% and 20% of his or her base salary, respectively. Under the terms of the AIP, the actual bonus amount to be paid to AIP participants can be more or less than the target bonus based on the nature of the objectives, the performance of the participant relative to such objectives and the discretion of the Compensation Committee. For the purposes of the AIP, the base salary amount to be used is set by the Compensation Committee at the time the goals are approved. Payments are made based on whether the individual executive has achieved his or her specified objectives for the year. Each executive typically has three to five objectives that are targeted to reward achievements in the executive’s functional area or NI business goals. The objectives for NI’s executive officers are presented by NI’s President for approval by the Compensation Committee, except the objectives for the President which are to be set by the Compensation Committee. The amount of the bonus for an executive officer which is allocated to each specific objective is approved each year by the Compensation Committee.

With respect to NI’s executive officers, following the end of NI’s fiscal year, the Compensation Committee met to determine whether the objectives of each executive officer were attained and then approved or disapproved the payment of the annual incentive amounts based upon the achievement of such objectives and the discretion of the Compensation Committee. The Compensation Committee has the discretion to pay all or a portion of an amount to an AIP participant even if such participant did not meet a particular objective if the Compensation Committee believes that such payment is appropriate to achieve the objectives of the program. However, no discretion was applied by the Committee to the payment of AIP bonuses to named executive officers for achievement of AIP objectives for 2017.

For fiscal 2017, NI made cash bonus payments to named executives under the AIP that ranged from approximately $36,180 to $392,000 per executive.

Under the AIP, the Compensation Committee has the discretion to make payments of any cash incentive bonus in the fourth quarter of the calendar year based upon projected achievement levels (“Estimated Payment”) rather than waiting until the following calendar year. The payment of an Estimated Payment is subject to reconciliation after NI’s books have been closed and audited. If the Estimated Payment is less than the final amount due to the AIP participant, an additional payment equal to the amount of the shortfall is made to such participant. If the Estimated Payment is more than the final amount due to the AIP participant, such participant shall remit to NI the amount of the overpayment. For fiscal 2017, no such Estimated Payment was made.

The tables below set forth the performance criteria, potential awards and actual awards under the AIP as well as the weightings assigned to the objectives for 2017 for each of the named executives:

2017 ANNUAL INCENTIVE PROGRAM GOALS AND AWARDS

FOR THE NAMED EXECUTIVES

Alexander Davern, President and Chief Executive Officer
2017 Officer Bonus Goals (1)	% Goal Weighting	Goal Value (2)	2017 Actual Payout
1) Achieve revenue growth goal	40%	$224,000	$112,000
2) Achieve operating margin goal	40%	$224,000	$224,000
3) Achieve employee retention goal	20%	$112,000	$56,000
Total	100%	$560,000	$392,000

(1)	NI is not disclosing the specific target levels with respect to performance goals because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The performance goals were set to be moderately difficult, or stretch goals, but not unachievable.

(2)	The goals in items 1), 2), and 3) above contained incremental payout thresholds and an increased payout if actual results attained exceed the targeted 100%. In such instance, the maximum amount payable to Mr. Davern would have been $840,000.

Karen M. Rapp, Executive Vice President, Chief Financial Officer and Treasurer
2017 Officer Bonus Goals (1)	% Goal Weighting	Goal Value (2)	2017 Actual Payout
1) Achieve revenue growth goal	35%	$35,000	$17,500
2) Achieve operating margin goal	35%	$35,000	$35,000
3) Achieve employee retention goal	10%	$10,000	$5,000
4) Ensure corporate expenses are within budget	10%	$10,000	$10,000
5) Ensure functional expenses are within budget	10%	$10,000	$—
Total	100%	$100,000	$67,500

(1)	NI is not disclosing the specific target levels with respect to performance goals because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The performance goals were set to be moderately difficult, or stretch goals, but not unachievable.

(2)	The goals in items 1), 2) and 3) above contained incremental payout thresholds and an increased payout if actual results attained exceed the targeted 100%. In such event, the maximum amount payable to Ms. Rapp would have been $140,000.

Eric Starkloff, Executive Vice President, Global Sales and Marketing
2017 Officer Bonus Goals (1)	% Goal Weighting	Goal Value (2)	2017 Actual Payout
1) Achieve revenue growth goal	40%	$80,000	$40,000
2) Achieve operating margin goal	40%	$80,000	$80,000
3) Achieve employee retention goal	10%	$20,000	$10,000
4) Ensure functional expenses are within budget	10%	$20,000	$20,000
Total	100%	$200,000	$150,000

(1)	NI is not disclosing the specific target levels with respect to performance goals because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The performance goals were set to be moderately difficult, or stretch goals, but not unachievable.

(2)	The goals in items 1), 2), and 3) above contained incremental payout thresholds and an increased payout if actual results attained exceed the targeted 100%. In such instance, the maximum amount payable to Mr. Starkloff would have been $292,000.

Scott Rust, Senior Vice President, Global Research & Development
2017 Officer Bonus Goals (1)	% Goal Weighting	Goal Value (2)	2017 Actual Payout
1) Achieve revenue growth goal	40%	$56,800	$28,400
2) Achieve operating margin goal	40%	$56,800	$56,800
3) Achieve employee retention goal	10%	$14,200	$7,100
4) Ensure functional expenses are within budget	10%	$14,200	$14,200
Total	100%	$142,000	$106,500

(1)	NI is not disclosing the specific target levels with respect to performance goals because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The performance goals were set to be moderately difficult, or stretch goals, but not unachievable.

(2)	The goals in items 1), 2) and 3) above contained incremental payout thresholds and an increased payout if actual results attained exceed the targeted 100%. In such event, the maximum amount payable to Mr. Rust would have been $205,900.

John C. Roiko, Vice President, Finance and Chief Accounting Officer
2017 Officer Bonus Goals (1)	% Goal Weighting	Goal Value (2)	2017 Actual Payout
1) Achieve revenue growth goal	35%	$18,760	$9,380
2) Achieve operating margin goal	35%	$18,760	$18,760
3) Achieve employee retention goal	10%	$5,360	$2,680
4) Ensure corporate expenses are within budget	10%	$5,360	$5,360
5) Ensure functional expenses are within budget	10%	$5,360	$—
Total	100%	$53,600	$36,180

(1)	NI is not disclosing the specific target levels with respect to performance goals because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The performance goals were set to be moderately difficult, or stretch goals, but not unachievable.

(2)	The goals in items 1), 2) and 3) above contained incremental payout thresholds and an increased payout if actual results attained exceed the targeted 100%. In such event, the maximum amount payable to Mr. Roiko would have been $75,040.

In assessing performance against the objectives for each named executive participating in the AIP, the Compensation Committee considered the actual results for 2017 against the specific deliverables associated with each objective, the extent to which the objective was a significant stretch goal for the organization, and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty in achieving the desired results. Based on the foregoing factors, the Compensation Committee approved a cash payment for each named executive. As set forth under the column heading “2017 Actual Payout,” the actual payouts to NI’s named executive officers ranged from 47% to 52% of the maximum amount they were eligible to receive under the AIP in 2017.

Discretionary Cash Bonus Program

NI maintains a discretionary cash performance bonus program under which all employees, including executives, are eligible to receive awards in recognition of performance or a special achievement that is not covered by NI’s other compensation programs. Awards under this program vary based on the nature of the recognition event. The amount of the award for executives is determined by NI’s President and the amount of the award for non-executive employees is determined by the departmental supervisors. The average award under this program in 2017 was approximately $1,302. During 2017, none of the named executives received an award under this program.

Restricted Stock Unit (RSU) Awards

Determining the Overall Level of Equity Compensation Awards.    NI uses equity compensation to incentivize key employees. In 2017, approximately 41% of all U.S. based regular, full-time professional employees received equity based compensation. NI’s use of stock based equity compensation for its employees is driven by NI’s goal of aligning the long-term interests of its employees with its overall performance and the interests of its stockholders. NI’s equity compensation program is also driven by NI’s desire to be sensitive to the dilutive impact that such equity compensation will have on its stockholders.

Allocation of Equity Compensation Awards.    In 2017, NI granted a total of 1,187,125 RSUs to all employees, which represented 0.91% of NI’s shares outstanding at December 31, 2017. Of such amount, a total of 150,000 RSUs were granted to Mr. Davern on January 2017 and 119,000 RSUs were granted to NI’s named executives in April 2017, representing approximately 22% of all RSUs granted in 2017.

In January 2017, the Compensation Committee determined to use a four year annual vesting period for future RSU awards. Upon Mr. Davern’s appointment as CEO and President in January 2017, he received 150,000 RSUs with a three year annual vesting period as provided under the terms of the CEO Agreement. Prior to January 2017, RSUs granted to executives vested over a period of ten years, subject to acceleration based on NI’s performance. Expressed as a formula, the acceleration amount for these RSU grants to executives is as follows:

Calendar Year Organic Revenue Growth	X	Calendar Year Non-GAAP Operating Profit% (not to exceed 18% for payout purposes)	X	Shares Granted	=	Shares Accelerated
40%		18%		10

Expressed as a formula, the acceleration amount for RSU grants to executives under the 2015 Incentive Plan is as follows:

Calendar Year Organic Revenue Growth	X	Calendar Year Non-GAAP Operating Profit% (not to exceed 18% for payout purposes)	X	Shares Granted	=	Shares Accelerated
20%		18%		10

A set formula for allocating RSUs to the executives as a group or to any particular executive is not utilized. Instead, the Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, labor market dynamics, the relative importance of retaining each executive, the amount of stock based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of RSUs to be granted to all participants during the year. The Compensation Committee reviews general compensation trends and practices in the technology industry, including pay levels and programs provided by comparable companies as represented in the Radford survey.

Timing of Equity Awards.    The Compensation Committee typically grants RSUs to executives and current employees once per year. Such grants are made at a meeting of the Compensation Committee held in the second quarter of the year. RSU grants to new employees were issued four times in 2017 at Compensation Committee meetings. NI does not have any program, plan or practice to time RSU grants in coordination with the release of material non-public information. NI does not time, nor does NI plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.

Executive Equity Ownership.    NI encourages its executives to hold a significant equity interest in NI. The Board adopted a Stock Ownership Policy effective December 31, 2017 to further align the interests of the Company’s executive officers and non-employee directors with the interests of its stockholders and to promote NI’s commitment to corporate governance. Under the Stock Ownership Policy, NI’s CEO is required to hold shares of NI common stock with a value equal to at least three times his or her annual base salary and NI’s other executive officers are required to hold shares of NI common stock with a value equal to at least two times his or her annual base salary. Non-employee directors are required to hold shares of NI common stock with a value equal to at least three times the amount of the annual retainer paid to such directors for service on the Board. All persons subject to the policy are required to achieve the applicable level of ownership within five years. NI does not permit executives or non-employee directors to sell short its securities. NI prohibits executives and non-employee directors from holding NI securities in a margin account and prohibits the purchase or sale of exchange traded options on its stock by executives and non-employee directors.

Type of Equity Awards.    In May 2015, the NI stockholders approved the 2015 Incentive Plan. The NI Board of Directors had approved the 2015 Incentive Plan in January 2015, subject to stockholder approval. The 2015 Incentive Plan provides for the grant of restricted stock and RSUs. Those eligible for awards under the 2015 Incentive Plan include NI employees, directors and consultants and employees and consultants of any parent or subsidiary of NI.

Service Award Program

NI maintains a service award bonus program under which all employees, including executives, are eligible to receive awards based on the number of years of continued employment with NI. Under this program, upon achieving a five-year period of continuous employment with NI, an employee receives a cash award, as well as non-monetary awards such as a plaque. Awards under this program have historically been in the range of $100 to $1,000 in cash per award, with employees receiving $100 in cash at their 5th anniversary of service with NI and $1,000 in cash at their 10th, 15th, 20th and 25th anniversaries of service with NI.

During 2017, one of the named executives, Mr. Starkloff, received an award of $1,000 under this program for having reached 20 years of employment with NI.

Performance Based Compensation and Financial Restatement

To date, NI has not experienced a financial restatement and has not implemented a policy regarding retroactive adjustments to any cash or equity based incentive compensation paid to its executives and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.

Change of Control Considerations

See “Compensation Terms for New Chief Executive Officer” for a discussion of the terms of Mr. Davern’s employment including severance payments and change of control payments. Other than Mr. Davern, none of NI’s executives have employment agreements, severance payment arrangements or payment arrangements that would be triggered by a merger or other change of control of NI.

The 2005 Incentive Plan and the 2010 Incentive Plan provide that in the event of a change of control of NI, all unvested RSUs held by executive and non-executive employees shall immediately vest in full. Under the 2015 Incentive Plan, in the event of a change in control of NI, awards will be treated as determined by the administrator, including that each award be assumed or substituted by the successor corporation; provided that, in the event the successor corporation does not assume or substitute awards, the restriction period of any award of restricted stock or RSUs shall immediately be accelerated and the restrictions shall expire. Following any such assumption or substitution of awards, if an employee is terminated without Cause (as defined in the 2015 Incentive Plan) within twenty four (24) months following the change in control, then the vesting of such employee’s awards will accelerate and the RSUs will immediately become fully vested.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of NI’s compensation programs, NI considers the anticipated accounting and tax implications to NI and its executives. While NI considers the applicable accounting and tax treatment, these factors alone are not dispositive, and NI also considers the cash and non-cash impact of the programs and whether a program is consistent with NI’s overall compensation philosophy and objectives.

Prior to being amended by the Tax Cuts and Jobs Act in December 2017, Section 162(m) of the Code (“Section 162(m)”) imposed a limit of $1 million on the amount of compensation that NI may deduct in any one year with respect to certain of its named executive officers, unless certain criteria are satisfied. Performance-based compensation, as defined in the Code, was fully deductible if the programs were approved by stockholders and met other requirements. In 2017, none of NI’s named executive officers whose compensation is subject to Section 162(m), other than Mr. Davern, received compensation in excess of the Section 162(m) limit.

Role of Executives in Executive Compensation Decisions

In 2017, the Compensation Committee obtained input from NI’s President and Chief Executive Officer, Mr. Davern, when discussing the performance of, and compensation levels for executives other than himself. The Compensation Committee also worked closely with Mr. Davern and with NI’s Global Vice

President of Human Resources and others, as required, in evaluating the financial, accounting, tax and retention implications of its various compensation programs. Neither Mr. Davern nor any of NI’s other executives participated in deliberations relating to his or her own compensation.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee of NI has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) (the “CD&A”) with management and based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Respectfully Submitted,

Duy-Loan T. Le

John M. Berra

Michael E. McGrath

Gerhard P. Fettweis

* The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other NI filing under the Securities Act or the Exchange Act, except to the extent that NI specifically incorporates this Compensation Committee Report by express reference therein.

SUMMARY COMPENSATION TABLE

The following table shows the total compensation earned by NI’s named executive officers during the years ended December 31, 2017, December 31, 2016, and December 31, 2015:

Name and Principal Position	Year	Salary	Bonus (1)		Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Alexander M. Davern* Chief Executive Officer and President	2017 2016 2015	$700,000 550,000 550,000	$	— — —	$6,364,500 699,750 808,000	$ — — —	$ 429,800 173,360 125,087	$ 11,208 28,560 8,268	$7,505,508 1,451,670 1,491,335
Karen M. Rapp Executive Vice President, Chief Financial Officer and Treasurer	2017	241,587		—	861,000	—	80,546	40,318	1,223,450
Eric H. Starkloff Executive Vice President, Global Sales and Marketing	2017 2016 2015	400,000 356,250 331,250		1,000 — —	855,750 699,750 808,000	— — —	171,804 149,878 119,902	36,195 8,268 8,268	1,464,749 1,214,146 1,267,420
Scott A. Rust Senior Vice President, Global Research and Development	2017 2016 2015	355,000 336,250 307,250		— — 1,000	684,600 419,850 484,800	— — —	125,670 67,270 27,377	32,799 8,268 8,268	1,198,069 831,638 828,695
John C. Roiko Vice President, Finance and Chief Accounting Officer	2017	268,000		—	136,920	—	50,652	59,226	514,798

*	Mr. Davern was promoted to CEO and President in January 2017. He served as Chief Operating Officer, Executive Vice President, Chief Financial Officer and Treasurer from October 2010 to December 2016.

(1)	These amounts reflect cash payments under NI’s discretionary cash bonus program and service award program. See “Compensation Discussion and Analysis” for a description of these programs.

(2)	The amounts included in the table for stock awards is the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with FASB ASC 718. These dollar amounts reflect NI’s accounting expense for these stock awards and may not correspond to the actual value that will be recognized by the named executives. The dollar amount recognized for financial statement reporting purposes is the aggregate grant date fair value, which is expensed monthly based on the estimated vesting period of the corresponding grant. The estimated vesting period of grants of RSUs to named executive officers ranges from 48 months to 95 months.

(3)	These amounts reflect the sum of the amounts earned by named executives under NI’s Annual Company Performance Bonus Program and AIP for 2017, 2016 and 2015, as shown in the table below.

Named Executive Officer	Year	Annual Performance Bonus Program	AIP	Long Term Incentive Program	Sales Commission Bonus Program	Total
Alexander M. Davern	2017	$37,800	$392,000	$ —	$—	$429,800
	2016	—	173,360	—	—	173,360
	2015	—	125,087	—	—	125,087
Karen M. Rapp	2017	13,046	67,500	—	—	80,546
Eric H. Starkloff	2017	21,804	150,000	—	—	171,804
	2016	—	101,540	—	48,338	149,878
	2015	—	72,908	—	46,994	119,902
Scott A. Rust	2017	19,170	106,500	—	—	125,670
	2016	—	67,270	—	—	67,270
	2015	—	27,377	—	—	27,377
John C. Roiko	2017	14,472	36,180	—	—	50,652

(4)	Represents NI contributions to the 401(k) Plan on behalf of the named executives, the full dollar value of premiums paid by NI for term life insurance on behalf of the named executives for 2017, 2016 and 2015, and certain other payments in the amounts shown below:

Named Executive Officer	Year	NI Contributions to 401(k) Plan	Term Life Insurance Premium Paid by NI for Benefit of the Insured	Other (5)	Total
Alexander M. Davern	2017	$ 10,800	$ 408	$—	$11,208
	2016	7,950	318	20,292	28,560
	2015	7,950	318	—	8,268
Karen M. Rapp	2017	—	318	40,000	40,318
Eric H. Starkloff	2017	8,748	408	27,039	37,195
	2016	7,950	318	—	8,268
	2015	7,950	318	—	8,268
Scott A. Rust	2017	8,640	408	23,751	32,799
	2016	7,950	318	—	8,268
	2015	7,950	318	—	8,268
John C. Roiko	2017	8,818	408	50,000	59,226

Other than the foregoing, for 2015, 2016 and 2017, NI did not provide its named executives with any form of compensation that would be reportable under Item 402(c)(2)(ix) of Regulation S-K. NI does not pay or accrue cash dividends on unvested RSUs.

(5)	For 2017, the dollar amounts listed reflect amounts paid by NI in connection with Mr. Starkloff and Mr. Rust’s participation in an incentive award trip paid by NI, a signing bonus paid to Ms. Rapp upon her employment as Chief Financial Officer and a bonus paid to Mr. Roiko as Interim Chief Financial Officer. For 2016, the dollar amount reflects fees and expenses paid by NI related to the negotiation of Mr. Davern’s executive employment agreement.

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR ENDED DECEMBER 31, 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (5)		Aggregate Grant Date Fair Value of Stock Awards
Name	Grant Date (1)	Threshold (2)	Target (3)	Maximum (4)
Alexander M. Davern
Annual Incentive Program Annual Performance Bonus Program 2015 Incentive Plan 2015 Incentive Plan	1/24/17 4/25/17	— — — —	$392,000 37,800 — —	$840,000 — — —	$	— — 150,000 50,000	$	— — 4,653,000 1,711,500
Karen M. Rapp
Annual Incentive Program Annual Performance Bonus Program 2015 Incentive Plan	7/25/17	— — —	67,500 13,046 —	140,000 — —		— — 20,000		— — 861,000
Eric H. Starkloff
Annual Incentive Program Annual Performance Bonus Program 2015 Incentive Plan	4/25/17	— — —	150,000 21,804 —	292,000 — —		— — 25,000		— — 855,750
Scott A. Rust
Annual Incentive Program Annual Performance Bonus Program 2015 Incentive Plan	4/25/17	— — —	106,500 19,170 —	205,900 — —		— — 20,000		— — 684,600
John C. Roiko
Annual Incentive Program Annual Performance Bonus Program 2015 Incentive Plan	4/25/17	— — —	36,180 14,472 —	75,040 — —		— — 4,000		— — 136,920

(1)	In accordance with Item 402(d)(2)(ii) of Regulation S-K, only grant dates for equity-based awards are reported in this table.

(2)	The AIP, the Annual Performance Bonus Program and Sales Commission Bonus Program did not set a threshold amount. See “Compensation Discussion and Analysis” for a description of these programs.

(3)	The AIP and the Annual Performance Bonus Program do not set target amounts. See “Compensation Discussion and Analysis” for a further description of these programs. In accordance with Instruction 2 to Item 402(d) of Regulation S-K, the amounts included under the “Target” column represent the amounts earned in the fiscal year ended December 31, 2017 by the named executive under the AIP and the Annual Performance Bonus Program, as applicable.

(4)	The Annual Performance Bonus Program does not set maximum amounts. See “Compensation Discussion and Analysis” for a further description of this program. The amounts set forth in the table above represent the maximum amounts that were achievable under the AIP for 2017.

(5)	For 2017, the executive RSU grants had four year annual vesting except for Mr. Davern’s January 2017 grant, which vests annually over three years with a vesting commencement date of December 15, 2017. The RSU grants to the executives, other than Mr. Davern’s January 2017 grant, have a vesting commencement date of May 1, 2017.

Summary Compensation Table and Grants of Plan-Based Awards Table Discussion

The level of salary and bonus in proportion to total compensation ranged from approximately 15% to 75% for each of the named executives in 2017.

See “Compensation Terms for Chief Executive Officer” for a discussion of the terms of Mr. Davern’s employment including severance payments and change of control payments. None of NI’s other employees has employment agreements, severance payment arrangements or other payment arrangements that would be triggered by a merger or other change of control of NI. However, the 2010 Incentive Plan and the 2005 Incentive Plan provide that in the event of a change of control of NI, all unvested RSUs held by executives and non-executive employees shall immediately vest in full. Additionally, NI entered into an RSU Vesting Acceleration Agreement with each of Eric H. Starkloff and Scott S. Rust on February 26, 2016 (collectively the “Acceleration Agreements”). Under the Acceleration Agreements, in the event Mr. Starkloff or Mr. Rust’s employment is terminated without Cause or he resigns for Good Reason (each as defined in their respective Acceleration Agreement), subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the Acceleration Agreement, all of Mr. Starkloff’s or Mr. Rust’s then outstanding and unvested RSUs granted under an NI equity plan shall immediately vest.

Under the 2015 Incentive Plan, in the event of a change in control of NI, awards will be treated as determined by the administrator, including that each award be assumed or substituted by the successor corporation; provided that, in the event the successor corporation does not assume or substitute awards, the restriction period of any award of restricted stock or RSUs shall immediately be accelerated and the restrictions shall expire. Following any such assumption or substitution of awards, if an employee is terminated without Cause (as defined in the 2015 Incentive Plan) within twenty four (24) months following the change in control, then the vesting of such employee’s awards will accelerate and the RSUs will immediately become fully vested.

NI has not repriced or made any material modifications to any equity-based awards to its executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR-END

	Stock Awards
Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units That Have Not Vested (2)
Alexander M. Davern	234,041	$9,743,127
Karen M. Rapp	20,000	832,600
Eric H. Starkloff	88,596	3,688,251
Scott A. Rust	57,733	2,403,425
John C. Roiko	17,404	724,529

(1)

These RSU awards were made under the 2005 Incentive Plan, 2010 Incentive Plan, and 2015 Incentive Plan. RSU awards made under the 2005 Incentive Plan, 2010 Incentive Plan, and 2015 Incentive Plan prior to April 2016 vest as to 1/10th of the RSUs on each anniversary of the vesting commencement date, subject to acceleration of vesting in the event that NI achieves certain financial performance goals. The maximum amount of vesting acceleration is an additional 10% of the award per year. For grants made pursuant to the 2005 Incentive Plan and the 2010 Incentive Plan, the number of RSUs that can have vesting acceleration each year is determined based upon the extent to which NI attains 40% year over year revenue growth and 18% non-GAAP operating profit as a percent of revenue. Specifically, if NI achieves 40% year over year revenue growth and 18% non-GAAP operating profit as a percent of revenue, then 10% of the total number of RSUs subject to the award shall accelerate. For grants made pursuant to the 2015 Incentive Plan prior to April 2016, the number of RSUs that can have vesting acceleration each year is determined based upon the extent to which NI attains 20% year over year revenue growth and 18% non-GAAP operating profit as a percent of revenue. Specifically, if NI achieves 20% year over year revenue growth and

18% non-GAAP operating profit as a percent of revenue, then 10% of the total number of RSUs subject to the award shall accelerate. The earliest an award eligible for acceleration may fully vest is in five years. RSU awards made under the 2005 Incentive Plan, 2010 Incentive Plan, and 2015 Incentive Plan prior to April 2016 have a vest term of ten years. RSU awards made under the 2015 Incentive Plan in April 2016 and thereafter vest as to 25% of the RSUs on each anniversary of the vesting commencement date. The vesting commencement dates for these awards are set forth in the table below.

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested	Grant Date	Vesting Commencement Date
Alexander M. Davern	50,000 100,000 22,500 20,000 10,309 8,776 11,730 8,295 2,431	4/25/2017 1/24/2017 4/26/2016 4/21/2015 4/22/2014 4/23/2013 4/18/2012 4/20/2011 4/22/2009	5/1/2017 12/15/2017 5/1/2016 5/1/2015 5/1/2014 5/1/2013 5/1/2012 5/1/2011 5/1/2009
Karen M. Rapp	20,000	7/25/2017	5/1/2017
Eric H. Starkloff	25,000 22,500 20,000 10,309 4,388 3,519 2,489 391	4/25/2017 4/26/2016 4/21/2015 4/22/2014 4/23/2013 4/18/2012 4/20/2011 4/22/2009	5/1/2017 5/1/2016 5/1/2015 5/1/2014 5/1/2013 5/1/2012 5/1/2011 5/1/2009
Scott A. Rust	20,000 13,500 12,000 3,436 2,633 3,284 2,489 391	4/25/2017 4/26/2016 4/21/2015 4/22/2014 4/23/2013 4/18/2012 4/20/2011 4/22/2009	5/1/2017 5/1/2016 5/1/2015 5/1/2014 5/1/2013 5/1/2012 5/1/2011 5/1/2009
John C. Roiko	4,000 3,600 3,200 1,405 2,816 1,992 391	4/25/2017 4/26/2016 4/21/2015 4/23/2013 4/18/2012 4/20/2011 4/22/2009	5/1/2017 5/1/2016 5/1/2015 5/1/2013 5/1/2012 5/1/2011 5/1/2009

(2)	Amounts shown are valued at the closing price of NI’s Common Stock on December 31, 2017 of $41.63 per share.

STOCK VESTED

FOR FISCAL YEAR ENDED DECEMBER 31, 2017

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting	Value Realized on Vesting
Alexander M. Davern (1)	17,410	$607,783
Alexander M. Davern (2)	50,000	2,076,500
Karen M. Rapp	—	—
Eric H. Starkloff (1)	9,681	337,964
Scott A. Rust (1)	6,267	218,781
John C. Roiko (1)	3,171	110,700

(1)	Calculated by using the NI common stock closing price for the day immediately preceding the vesting date of May 1, 2017, which was $34.91 per share.

(2)	Calculated by using the NI common stock closing price for the day immediately preceding the vesting date of December 15, 2017, which was $41.53 per share.

Pension Benefits and Nonqualified Deferred Compensation

NI does not have any pension plans, non-qualified defined contribution plans or non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change of Control

See “Compensation Terms for Chief Executive Officer” for a discussion of the terms of Mr. Davern’s employment including severance payments and change of control payments. None of NI’s other executives has employment agreements, severance payment arrangements or payment arrangements that would be triggered by a merger or other change of control of NI. However, NI is a party to an Acceleration Agreement with each of Mr. Starkloff and Mr. Rust. In each case, the Acceleration Agreement provides for the immediate vesting of all of the executive’s then outstanding RSUs in the event the executive’s employment is terminated without Cause or he resigns for Good Reason (as defined in the Acceleration Agreement), subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the Acceleration Agreement. Additionally, the 2005 Incentive Plan and the 2010 Incentive Plan each provides for acceleration of all unvested RSUs in the event of a change of control of NI or the award recipient’s death or disability (each, an “acceleration event”). A change of control under each of the 2005 Incentive Plan and the 2010 Incentive Plan means any of the following events:

•	any person becomes the beneficial owner of fifty percent (50%) or more of the total voting power represented by NI’s outstanding voting securities;

•	existing members of NI’s Board of Directors cease to constitute at least a majority of the Board of Directors;

•	a public announcement is made of a tender or exchange offer for fifty percent (50%) or more of the outstanding voting securities of NI and it is not opposed by NI’s Board of Directors;

•	the stockholders of NI approve a merger or consolidation of NI with any other corporation or partnership, unless NI stockholders prior to such transaction will hold a majority of the voting power of the surviving or acquiring entity; or

•	the stockholders of NI approve a plan of complete liquidation of NI or an agreement for the sale or disposition by NI of all or substantially all of NI’s assets.

In the case of unvested RSUs under the 2005 Incentive Plan and the 2010 Incentive Plan, 100% of the RSUs that have not vested as of the date of death or disability will immediately vest.

Under the 2015 Incentive Plan, in the event of a change in control of NI, awards will be treated as determined by the administrator, including that each award be assumed or substituted by the successor corporation; provided that, in the event the successor corporation does not assume or substitute awards, the restriction period of any award of restricted stock or RSUs shall immediately be accelerated and the restrictions shall expire. Following any such assumption or substitution of awards, if an employee is terminated without Cause (as defined in the 2015 Incentive Plan) within twenty four (24) months following the change in control, then the vesting of such employee’s awards will accelerate and the RSUs will immediately become fully vested.

A change in control under the 2015 Incentive Plan means any of the following events:

•	any person becomes the beneficial owner of fifty percent (50%) or more of the total voting power represented by NI’s outstanding voting securities;

•	the sale or disposition by NI of all or substantially all of its assets;

•	existing members of NI’s Board of Directors cease to constitute at least a majority of the Board of Directors; or

•	the consummation of a merger or consolidation of NI with any other corporation, unless NI stockholders prior to such transaction will hold at least 50% of the voting power of the surviving or acquiring entity.

The following table shows the estimated benefits that would have been received by the named executives if an acceleration event had occurred on December 31, 2017.

Name	RSU Acceleration (1)
Alexander M. Davern	$9,743,127
Karen M. Rapp	832,600
Eric H. Starkloff	3,688,251
Scott A. Rust	2,403,425
John C. Roiko	724,529

(1)	The amounts represent the number of unvested RSUs multiplied by per share closing market price of NI’s common stock on December 30, 2017, which was $41.63 per share, for each of the outstanding unvested RSUs held by such named executive.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Alex Davern:

For fiscal year 2017, our last completed fiscal year, we have estimated the median of the annual total compensation of all employees of our company (other than our CEO), was $46,174; and the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $7,505,508.

Based on this information, for fiscal year 2017, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of employees was 163 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We note that a substantial portion of our CEO’s fiscal year 2017 compensation was in the form of a one-time equity award which was made in connection with his promotion to President and CEO of NI effective January 1, 2017, having a total grant date fair value of approximately $4,653,000. Excluding this promotional grant, the ratio would have been 62 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•	We selected December 6, 2017, the date of the most recent and validated global employee data file, as the date upon which we identified the median employee.

•	We excluded employees in those countries that represented less than 0.5% of our total global population. The total number of employees subject to this exclusion equaled 4.6% of our total global population, as permitted by the applicable SEC de minimis rule.

•	We also excluded those employees classified as “contingent workers” as well as employees with termination dates of December 2017—January 2018, as they would not be active in the future and should not be eligible for selection as our “median” employee.

•	We identified the “median employee” taking all employees, excluding the CEO and the other excluded groups described above, and ranking them based on annualized U.S. dollar equivalent base salary, converting the base salary in local currency utilizing the latest exchange rate table provided by our finance team.

•	After identifying the “median employee,” we identified and calculated the elements of such employee’s compensation for fiscal year 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $46,174.

•	With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section16(a) of the Exchange Act requires NI’s officers and directors, and persons who own more than 10% of a registered class of NI’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish NI with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, NI believes that, during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied.

EQUITY COMPENSATION PLANS INFORMATION

The number of shares issuable upon exercise of outstanding RSUs granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under NI’s equity compensation plans as of December 31, 2017 are summarized in the following table:

Plan category	Number of shares to be issued upon vesting of outstanding RSUs		Weighted- average grant price of outstanding RSUs		Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	3,152,964	(1)	$31.07	(2)	6,708,152	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	3,152,964		$31.07		6,708,152

(1)	Includes 3,152,964 shares to be issued upon the vesting of outstanding RSUs.

(2)	RSU’s do not have an exercise price. The amount in the table is based on the grant price for each RSU, which is the closing price on the business day prior to the date of such grant.

(3)	Includes 3,840,255 shares available for future issuance under the 2015 Incentive Plan and 2,867,897 shares available for future issuance under NI’s Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Charles J. Roesslein, Duy-Loan T. Le, John M. Berra, and Michael E. McGrath. All members of the Audit Committee meet the independence requirements of the Nasdaq listing standards.

Management is responsible for NI’s internal controls and the financial reporting process. NI’s independent registered public accounting firm is responsible for performing an independent audit of NI’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles and the effectiveness of NI’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. The Audit Committee met five times during fiscal 2017 to carry out its responsibilities. The Audit Committee regularly meets privately with NI’s independent registered public accounting firm, internal audit personnel, and management, each of whom has unrestricted access to the Audit Committee. The Audit Committee evaluated the performance of the items enumerated in the Audit Committee Charter, which includes oversight of NI’s internal audit function.

As part of its oversight of NI’s financial statements, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm NI’s quarterly and audited fiscal year financial statements, including a review of NI’s Annual Report on Form 10-K. The Audit Committee also reviewed and approved the independent registered public accounting firm’s work plan, audit fees, and all non-audit services performed by the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees, as amended.

The Audit Committee has also received the written disclosures from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has implemented a procedure to monitor the independence of NI’s independent registered public accounting firm.

Based upon the Audit Committee’s discussion with management and Ernst & Young LLP and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NI’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC.

AUDIT COMMITTEE

Charles J. Roesslein, Chairman

Duy-Loan T. Le

John M. Berra

Michael E. McGrath

*The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other NI filing under the Securities Act or the Exchange Act, except to the extent NI specifically incorporates this Report of the Audit Committee by express reference therein.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The charter of our Audit Committee provides that the Audit Committee shall appoint, compensate, retain and oversee NI’s independent registered public accounting firm. The Audit Committee has selected Ernst & Young LLP (“E&Y”) as NI’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The Board of Directors is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of E&Y, which has served as NI’s independent registered public accounting firm since June 2005.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of NI and NI’s stockholders.

A representative of E&Y is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered for the integrated audits of NI’s annual financial statements for the fiscal years ended December 31, 2017 and 2016, for the reviews of the financial statements included in NI’s Quarterly Reports on Form 10-Q for those fiscal years, for the audit of NI’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for those fiscal years, and for statutory audits in various countries were approximately $1,484,000 and $1,235,000, respectively.

Audit-Related Fees

There were no fees billed for audit-related services in 2017 or 2016.

Tax Fees

The aggregate fees billed for professional tax services rendered for 2017 and 2016 were approximately $289,000 and $134,000, respectively. Included in the foregoing tax fees are such services as tax compliance, tax advice and tax planning.

All Other Fees

There were no fees billed for other services in 2017 or 2016.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all services provided by NI’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. During 2017, the Audit Committee approved in advance all audit, audit-related, and tax services to be provided by E&Y. E&Y has not performed any “prohibited activities” as such term is defined in Section 201 of the Sarbanes Oxley Act of 2002.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to ratify the selection of E&Y as NI’s independent registered public accounting firm.

Upon the recommendation of the Audit Committee, the Board of Directors unanimously recommends a vote “FOR” the ratification of the Appointment of E&Y as NI’s Independent Registered Public Accounting Firm.

PROPOSAL THREE: APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules (commonly referred to as a “Say-on-Pay”).

As described under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both NI’s performance and individual performance.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how our executive compensation policies implement our compensation philosophy, and the “Compensation of Executive Officers” section of this Proxy Statement, which contains tabular information and narrative discussion about the compensation of our named executive officers and additional details about our executive compensation programs, including information about fiscal 2017 compensation of our named executive officers. The Compensation Committee and the NI Board of Directors believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Say-on-Pay vote is advisory, and therefore not binding on NI, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve NI’s executive compensation program. Abstentions will have the same effect as a vote against this proposal.

NI’S Board Of Directors unanimously recommends voting “FOR” the approval of NI’S Executive Compensation Program, as described in this Proxy Statement.

CODE OF ETHICS

In February 2012, NI’s Board of Directors adopted a Code of Ethics that applies to all directors and employees, including NI’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics incorporated several corporate policies which had been in effect since 1994. The Code of Ethics is available on NI’s website at www.ni.com/nati/corporategovernance/code_of_ethics.htm. NI intends to disclose future amendments to provisions of the Code of Ethics, or waivers of such provisions granted to executive officers, on NI’s website within four business days following the date of such amendment or waiver.

OTHER MATTERS

NI knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David G. Hugley

Secretary

Austin, Texas

March 29, 2018

Exhibit A

COMPANIES FROM RADFORD SURVEY INFORMATION

UTILIZED BY NATIONAL INSTRUMENTS CORPORATION

ACI WORLDWIDE	COSTAR GROUP
ACXIOM	CRAY
ADTRAN	CREE
ADVA OPTICAL NETWORKING SE	CRITEO
AIMIA	CSG INTERNATIONAL
AKAMAI TECHNOLOGIES	CUBIC CORPORATION
AKIMA	CURTISS WRIGHT CORPORATION
ALIGN TECHNOLOGY	CYPRESS SEMICONDUCTOR
ALLSCRIPTS	CYRUSONE
ALTISOURCE PORTFOLIO SOLUTIONS	DAVIS + HENDERSON
ANALOGIC	DCP MIDSTREAM
ANSYS	DELUXE
ARISTA NETWORKS	DEXCOM
ASM INTERNATIONAL	DIALOG SEMICONDUCTOR
ASOS	DIGITAL REALTY TRUST
ATHENAHEALTH	DIGITALGLOBE
AUTODESK	DJO GLOBAL
AVID TECHNOLOGY	DOLBY LABORATORIES
BATS GLOBAL MARKETS	DST SYSTEMS
BENCHMARK ELECTRONICS	E*TRADE FINANCIAL
BIO-RAD LABORATORIES	EASTMAN KODAK COMPANY
BLACKBAUD	EATON VANCE
BLACKBERRY LIMITED	EDWARDS LIFESCIENCES
BLACKHAWK NETWORK	EL CAMINO HOSPITAL
BRIDGEPOINT EDUCATION	ELECTRONICS FOR IMAGING
BROADRIDGE FINANCIAL SOLUTIONS	ELEVATE CREDIT SERVICE
BROOKS AUTOMATION	ENDURANCE INTERNATIONAL GROUP
BRUKER	ENGILITY
CADENCE DESIGN SYSTEMS	ENOVA
CAE	ENTEGRIS
CALLAWAY GOLF	ENVESTNET
CANADIAN SOLAR	ESSEX PROPERTY TRUST
CANADIAN SOLAR (SUZHOU) INC.-CHINA	ESTERLINE TECHNOLOGIES
CAVIUM	EXTREME NETWORKS
CBOE HOLDINGS	F5 NETWORKS
CDK GLOBAL	FAIR ISAAC
CHECK POINT SOFTWARE TECHNOLOGIES—ISRAEL	FEDERAL HOME LOAN BANK OF BOSTON
CHOICE HOTELS	FINGERPRINT CARDS
CIENA	FINISAR
CIMPRESS	FIRE EYE
CIRRUS LOGIC	FIRST REPUBLIC BANK
COBANK ACB	FITBIT
COBHAM ADVANCED ELECTRONICS SOLUTIONS	FLIR SYSTEMS
COGNEX	FORTINET
COHERENT	FTD
COMMVAULT SYSTEMS	FUJITSU AMERICA INC
CONVERGYS	GARMIN
CORPORATE OFFICE PROPERTIES TRUST	GARTNER

GENPACT—INDIA	MELLANOX TECHNOLOGIES
GODADDY.COM	MENTOR GRAPHICS
GOGO	MICRO FOCUS INTERNATIONAL
GOPRO	MICROSEMI
GRANITE CONSTRUCTION	MICROSTRATEGY
GREEN DOT	MINDTREE-INDIA
HAEMONETICS	MKS INSTRUMENTS
HANGER	MONEYGRAM
HILL-ROM HOLDINGS	MORNINGSTAR
HILLTOP HOLDINGS	MPHASIS LTD- INDIA
HITACHI HIGH TECHNOLOGIES AMERICA	MR. COOPER
HOLOGIC	MSCI
HOUGHTON MIFFLIN HARCOURT	NAGRA-KUDELSKI
HURON CONSULTING GROUP	NATIONAL INSTRUMENTS
IDEX CORPORATION	NAVIENT
ILLUMINA	NET-A-PORTER GROUP
IMEC	NETGEAR
INFINERA	NETSCOUT SYSTEMS
INMARSAT GLOBAL LTD	NEUSTAR
INTEGRATED DEVICE TECHNOLOGY	NU SKIN ENTERPRISES
INTELSAT	NUANCE COMMUNICATIONS
INTERDIGITAL	NUVASIVE
INTUITIVE SURGICAL	OLYMPUS CORPORATION OF THE AMERICAS
IPG PHOTONICS	OMNICELL
IROBOT	OPEN TEXT
ISO	OPERA SOFTWARE ASA
ITG	OSI SYSTEMS
ITRON	OSRAM OPTO SEMICONDUCTORS GMBH
JACK HENRY AND ASSOCIATES	PACIFIC NORTHWEST NATIONAL LABORATORY
JOHN WILEY & SONS	PADDY POWER BETFAIR
KEYSIGHT TECHNOLOGIES	PALO ALTO NETWORKS
KINDRED	PANASONIC AVIONICS
KLA-TENCOR	PANDORA MEDIA
KNOWLES	PEGASYSTEMS
KULICKE AND SOFFA	PERKIN ELMER
LAIRD TECHNOLOGIES	PLANTRONICS
LENDING CLUB	PLEXUS
LITTELFUSE	PTC—PARAMETRIC TECHNOLOGY
LIVA NOVA	PURE STORAGE
LOGITECH	QSI NEXTGEN
LUMENTUM	QUANTUM
M/A-COM TECHNOLOGY SOLUTIONS	RADIAN
M1 LIMITED	RANK GROUP
MACRONIX INTERNATIONAL CO LTD	REALPAGE
MANHATTAN ASSOCIATES	RED HAT
MANTECH INTERNATIONAL	REDBOX
MARKETAXESS	REGIONAL HEALTH
MARKIT	RESMED
MARVELL SEMICONDUCTOR	ROGERS
MASIMO	RUSSELL INVESTMENTS
MATSON NAVIGATION COMPANY	S & C ELECTRIC COMPANY
MAXIM INTEGRATED PRODUCTS	SCIENTIFIC GAMES CORPORATION
MEGGITT-USA	SEATTLE CHILDRENS

SEI	TOM TOM
SELECT COMFORT	TRANSUNION LLC
SEMTECH	TRIMBLE NAVIGATION
SERVICENOW	TRIPADVISOR
SES	TSYS
SHUTTERFLY	TTM TECHNOLOGIES
SIERRA WIRELESS	TWITTER
SILICON LABORATORIES	TYLER TECHNOLOGIES
SINGAPORE EXCHANGE	ULTRA CLEAN TECHNOLOGY
SMITHS MEDICAL	UNC HEALTHCARE
SOFTWARE AG	UNIVERSITY OF PHOENIX
SOLARWORLD AMERICAS	VAREX IMAGING
SPLUNK	VERIFONE
SQUARE	VERINT SYSTEMS
STERIS	VERISIGN
SUNPOWER	VIASAT
SUPER MICRO COMPUTER	VIAVI SOLUTIONS
SVB FINANCIAL GROUP	VIRGIN AMERICA
SYNAPTICS	VIRTUSA—INDIA
SYNOPSYS	VONAGE
TABLEAU SOFTWARE	WATERS
TAKE-TWO INTERACTIVE SOFTWARE	WEST
TATA COMMUNICATIONS AMERICA INC	WEX
TELEFLEX	WORKDAY
TELETECH HOLDINGS	XILINX
TERADATA	YELLOW PAGES DIGITAL MEDIA SOLUTIONS
TERADYNE	YELP
THE ADVISORY BOARD COMPANY	ZILLOW
THE NEW YORK TIMES	ZULILY
TIVO	ZYNGA GAME NETWORK

NATIONAL INSTRUMENTS CORPORATION 11500 NORTH MOPAC EXPRESSWAY AUSTIN, TX 78759

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 7, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 7, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors

Nominees

01	Charles J. Roesslein 02 Duy-Loan T. Le 03 Gerhard P. Fettweis

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as National Instruments Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2018.						☐	☐	☐

3.	To approve an advisory (non-binding) proposal concerning our executive compensation program.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting		Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

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PROXY
NATIONAL INSTRUMENTS CORPORATION
2018 Annual Meeting of Stockholders
May 8, 2018
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation (“NI”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 29, 2018, and the 2017 Annual Report to Stockholders and hereby appoints James J. Truchard and Jeffrey L. Kodosky, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2018 Annual Meeting of Stockholders of NATIONAL INSTRUMENTS CORPORATION to be held on May 8, 2018 at 9:00 a.m. local time, at the principal executive offices of NI at 11500 North Mopac Expressway, Building C, Austin Texas 78759, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF CHARLES J. ROESSLEIN, DUY-LOAN T. LE AND GERHARD P. FETTWEIS TO THE BOARD OF DIRECTORS; “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS NI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018; “FOR” THE APPROVAL OF NI’s EXECUTIVE COMPENSATION PROGRAM; AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Continued and to be signed on reverse side